As filed with the Securities and Exchange Commission on June 9, 2005

                                                     Registration no. 333-124359
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            -------------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------



                             Rural/Metro Corporation
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                            4119                     86-0746929
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)        Classification Code No.)       Identification No.)

                                 --------------

               9221 East Via de Ventura, Scottsdale, Arizona 85258
                                 (480) 606-3886
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 --------------

                              Michael S. Zarriello
                             Chief Financial Officer
                             Rural/Metro Corporation
                            9221 East Via de Ventura,
                            Scottsdale, Arizona 85258
                                 (480) 606-3886
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 --------------

                                 With copies to:
   Christopher E. Kevane, Esq.                          Todd Chandler, Esq.
     Rural/Metro Corporation                        Weil, Gotshal & Manges LLP
    9221 East Via de Ventura,                            767 Fifth Avenue
    Scottsdale, Arizona 85258                           New York, NY 10153
          (480) 606-3886                                  (212) 310-8172

                                 --------------

           Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


-------------------------------- ------------------------------ ----------------- ------------------ -----------------
Title of Each Class of           Amount to be Registered        Proposed          Proposed Maximum   Amount of
Securities to be Registered                                     Maximum           Aggregate          Registration
                                                                Offering Price    Offering Price     Fee (3)
                                                                Per Security      (1)(2)
                                                                (1)(2)
-------------------------------- ------------------------------ ----------------- ------------------ -----------------
Common Stock, $.01 par value     3,487,739                      $ 7.78            $ 27,134,609.42    $ 3,193.74
per share
-------------------------------- ------------------------------ ----------------- ------------------ -----------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock to be issued as the result of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low sale prices of the common stock as reported on the NASDAQ SmallCap Market on June 7, 2005.

(3) $2,306.33 has previously been paid in connection with part of this registration statement (with an additional $887.41 being paid in connection with the filing of this Amendment No. 1).


                            -----------------------


           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 9, 2005

                                3,487,739 Shares

                         [Rural/Metro Corporation logo]

                                  Common Stock


                                ----------------

This prospectus relates solely to the offer and sale by the selling stockholders listed on page 41 of this prospectus of up to 3,487,739 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the NASDAQ SmallCap Market under the symbol "RURL". The last reported sale price on June 7, 2005, was $7.70 per share.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See "Plan of Distribution" beginning on page 45 for more information about how a selling stockholder may sell its shares of common stock.

Investing in our common stock involves risks.  See "Risk Factors" on page 4.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                 The date of this prospectus is _________, 2005.

    IMPORTANT INFORMATION ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS

           You should rely only on the information in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell, or seeking offers to buy, the shares of common stock in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover or that information incorporated by reference into this prospectus is accurate as of any date other than its respective date of its being filed with the SEC.

                                TABLE OF CONTENTS


Important Information About The Information Presented In This Prospectus.........................................ii
Where You Can Find More Information.............................................................................iii
Incorporation Of Certain Information By Reference...............................................................iii
Summary...........................................................................................................1
Risk Factors......................................................................................................4
Special Note Regarding Forward-Looking Statements................................................................12
Use of Proceeds..................................................................................................13
Market Price of Our Common Stock And Dividends...................................................................14
Capitalization...................................................................................................15
Business.........................................................................................................16
Selling Stockholders.............................................................................................40
Description Of Capital Stock.....................................................................................41
Plan of Distribution.............................................................................................44
Legal Matters....................................................................................................46
Experts..........................................................................................................46

                                ----------------

                       WHERE YOU CAN FIND MORE INFORMATION

           This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that we file with at the SEC's public reference room at:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549
                                 1-800-SEC-0330

           Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference:

          o our annual report on Form 10-K for the fiscal year ended June 30, 2004, other than exhibits 32.1 and 32.2 thereto;

          o our proxy statement relating to our 2004 annual meeting of stockholders;

          o our quarterly report on Form 10-Q for the quarter ended September 30, 2004, other than exhibits 32.1 and 32.2 thereto;

          o our quarterly report on Form 10-Q for the quarter ended December 31, 2004, other than exhibits 32.1 and 32.2 thereto and our quarterly report on Form 10-Q for the quarter ended March 31, 2005, other than exhibits 32.1 and 32.2 thereto;

          o our current reports on Form 8-K filed with the SEC on November 24, 2004, December 14, 2004, December 22, 2004, December 23,
               2004, February 7, 2005, February 9, 2005, February 14, 2005,
               February 16, 2005, February 17, 2005, March 10, 2005, March 11,
               2005, March 25, 2005, April 11, 2005 and April 22, 2005 (as
               amended by the amendment on Form 8-K/A filed with the SEC on June 3, 2005); and

          o the description of our common stock set forth in our Registration Statement on Form 8-A filed on July 8, 1993, including any amendments or reports filed for the purpose of updating such description.

           All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the end of the offering of the common stock under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

           You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number:

                               Corporate Secretary
                             Rural/Metro Corporation
                            9221 East Via de Ventura
                            Scottsdale, Arizona 85258
                                 (480) 606-3886

           Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Without limiting the foregoing, please be advised that the information in our current report on Form 8-K filed with the SEC on February 16, 2005, supersedes the equivalent information in our annual report on Form 10-K for the fiscal year ended June 30, 2004. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

           You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

                                     SUMMARY

           The following summary contains information about our business. You should read this entire prospectus carefully, including the information under "Risk Factors" and our consolidated financial statements and the accompanying notes incorporated by reference into this prospectus.

           Founded in 1948, we are a leading provider of medical transportation services, which consist primarily of emergency and non-emergency ambulance services. We currently provide services to approximately 365 communities in 23 states, including many of the fastest growing states in the nation such as Arizona, Florida, Georgia, California and New Mexico. We have approximately 100 exclusive contracts to provide 911 emergency ambulance services and approximately 650 contracts to provide non-emergency medical transportation services. In addition, we provide non-emergency medical transportation services to a broad customer base, including hospitals, nursing homes and specialized healthcare facilities on a non-contractual basis. We transported more than 1 million patients during the twelve months ended December 31, 2004. Our objective is to provide our customers and patients with high-quality care, efficient and reliable response times and cost-effective services. Our common stock is traded on the NASDAQ SmallCap Market under the symbol "RURL".

           We provide medical transportation services which consist primarily of emergency and non-emergency ambulance services. We provide these medical transportation services under contracts with governmental entities, hospitals, nursing homes and other healthcare facilities and organizations. Approximately half of our medical transports are initiated by 911 calls with the remainder primarily consisting of a variety of non-emergency transports, such as transports between hospitals, nursing homes and specialized healthcare facilities. We believe that providing a mix of emergency and non-emergency medical transportation services diversifies our revenue base and permits us to utilize our medical transportation vehicles more efficiently. We derive revenue from our medical transportation services through reimbursements we receive from private insurance companies and government-funded healthcare programs such as Medicare and Medicaid and, to a lesser extent, from fees paid to us directly by our individual patients and from government subsidies paid to us under our 911 emergency ambulance contracts.

           In addition to medical transportation services, we offer fire protection services on a subscription-fee basis to residential and commercial property owners in three states and under long-term contracts with fire districts, industrial sites and airports at 12 sites located in 10 states. Our fire protection and other services consist primarily of fire suppression, fire prevention and first responder medical care.

           We expanded our business significantly from the late 1970s through the late 1990s through acquisitions and internal growth, incurring significant debt in the process. This growth, consisting primarily of mergers and acquisitions in the 1990s, provided us with significant market presence throughout the United States, as well as in parts of Latin America and Canada. To manage this growth and achieve productivity gains, we invested in the development of management and operating systems. We believe that our acquisitions have provided us a strong domestic platform of core operations with a substantial revenue base and a reputation for quality service.

           During the last several years, we have implemented a number of operational initiatives designed to improve our financial performance. These initiatives have included discontinuing operations in approximately 35 markets that we determined did not fit with our long-term strategy and consolidating our billing, cash management, payroll, purchasing, account payable and insurance and risk operations and entering several select new markets.

           We are a Delaware corporation. Our principal office is located at 9221 East Via de Ventura, Scottsdale, Arizona 85258, and our telephone number is 480-606-3886. Our website address is http://www.ruralmetro.com. No information on, or accessible through, our website is incorporated into this prospectus, and you should not consider it part of this prospectus.

                               Recent Developments

           Effective April 18, 2005, the Area Metropolitan Ambulance Authority d/b/a MedStar ("MedStar") for metropolitan Forth Worth, Texas approved our proposal to discontinue operations in metropolitan Fort Worth. We ceased providing service to the metropolitan Fort Worth, Texas area on May 1, 2005. We provided emergency and non-emergency ambulance services to the Forth Worth area using ambulances, equipment and other assets of MedStar. MedStar was obligated to pay us for its services through April 30, 2005. We were not required to pay a termination fee in connection with this discontinuation of service, and MedStar returned the letter of credit that was furnished to MedStar by us as a performance security. Our assets not otherwise sold to MedStar generally were not disposed of by us, but instead were redeployed in our other operations. In addition, we understand that the majority of our current employees serving the Fort Worth area were offered employment with MedStar. Following our discontinuation of service in Forth Worth, we now provide services to communities in 22 states.

                                  THE OFFERING


Common stock offered by the selling stockholders             Up to 3,487,739 shares of our common stock

Common stock to be outstanding before and after the          23,438,310 shares
offering

Use of Proceeds                                              We will not receive any proceeds from the sale of
                                                             common stock by the selling stockholders.

NASDAQ SmallCap Market Symbol                                RURL

           The number of shares of common stock outstanding is based on the number of shares outstanding as of June 7, 2005 and excludes:

o 2,383,357 shares of common stock reserved for issuance upon the exercise of outstanding stock options;

o 467,329 shares of common stock reserved for future awards under our 2000 Non-Qualified Stock Option Plan; and

o    96,246 shares of common stock held in treasury.

                                  RISK FACTORS

           Investing in our common stock involves a high degree of risk. The following risks could affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described below as well as the other information and data included in this prospectus or incorporated herein before making an investment decision with respect to the common stock.

WE MAY FAIL TO RECEIVE REIMBURSEMENT FROM THIRD-PARTY PAYERS.

           We provide our medical transportation services on a fee-for-service basis and collect a substantial portion of our revenue from reimbursements of these fees we receive from third-party payers, including government-funded healthcare programs such as Medicare and Medicaid and private insurance programs. We recognize revenue when we provide medical transportation services; however, the reimbursement process is complex and there can be lengthy delays before we receive payment. In addition, third-party payers may disallow, in whole or in part, requests for reimbursement based on assertions that certain amounts and services are not reimbursable or that additional supporting documentation is necessary. Retroactive adjustments made by third-party payers may change amounts realized from them. We received approximately 90% of our medical transportation fee collections from third-party payers during fiscal 2004 and 2003 and for the nine months ended March 31, 2005 and 2004, including approximately 28%, 27%, 28% and 28%, respectively, from Medicare, and approximately 14%, 14%, 15% and 14%, respectively, from Medicaid. To the extent our claims are not reimbursed or not allowed it could have a material adverse effect on our revenues, results of operations and cash flows.

WE MAY NOT BE ABLE TO SUCCESSFULLY COLLECT AMOUNTS BILLED DIRECTLY TO INDIVIDUAL PATIENTS.

           We are required to provide emergency medical transportation service regardless of the ability or willingness of the patient to pay. We face the risk of non-payment to the extent that uninsured individuals require emergency ambulance service in service areas where an adequate subsidy is not provided by the related municipality or governing authority and the risk of increased rates of non-payment should the number of such uninsured individuals using our services increase in our service areas. Our failure to receive payments from a significant number of individual patients could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

WE HAVE EXPERIENCED MATERIAL INCREASES IN THE COST OF OUR INSURANCE PROGRAMS AND MAY EXPERIENCE FUTURE INCREASES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

           We have experienced a substantial rise in the costs associated with our insurance programs in recent years. Our total insurance premiums and related expenses increased to $37.1 million for our 2004 fiscal year from $32.9 million for our 2003 fiscal year. Many counties, municipalities and fire districts also require us to provide a surety bond or other assurance of financial and performance responsibility. Increases in insurance rates, surety and re-insurance markets have resulted in demands for larger premiums, collateralization of payment obligations and increasingly rigorous underwriting requirements. In addition, an increase in our claim experience may result in further increases in our premiums. If we experience further increases in our premiums or in our pre-funded deductible obligations, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

CLAIMS AGAINST US COULD EXCEED OUR INSURANCE COVERAGE; WE MAY NOT HAVE COVERAGE FOR CERTAIN CLAIMS.

           We are subject to a significant number of accident, injury and patient care incident lawsuits as a result of the nature of our business and day-to-day operations. Some of these lawsuits may involve large claim amounts and substantial defense costs. In order to minimize the risk of our exposure, we maintain insurance coverage for workers' compensation, comprehensive general liability, automobile liability and professional liability claims. In certain limited instances we may not have coverage for certain claims. When we do have coverage, the coverage limits of our policies may not be adequate. Liabilities in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations or cash flows. Claims against us, regardless of their merit or outcome, also may have an adverse effect on our reputation and business.

OUR CLAIM RESERVES MAY PROVE INADEQUATE.

           Under our insurance programs, we are responsible for deductibles and self-insurance retentions in varying amounts. We have established reserves for losses and loss adjustment expenses under these policies based on our historical experience, industry data, judgments relating to the effect of future economic and social forces on the type of risk involved, circumstances surrounding individual claims and trends that may affect the number and nature of claims. Consequently, loss reserves are inherently uncertain and subject to a number of circumstances difficult to predict. For these reasons, we cannot assure you that our ultimate liability will not materially exceed our reserves at any point. If our reserves prove to be inadequate we will be required to increase our reserves with a corresponding charge to operations in the period in which the deficiency is identified and such charge could be material.

TWO INSURANCE COMPANIES WITH WHICH WE HAVE PREVIOUSLY DONE BUSINESS ARE IN LIQUIDATION PROCEEDINGS AND WE MAY BE REQUIRED TO COVER A PORTION OF CLAIMS COVERED BY THESE INSURERS OR LOSE DEPOSITS WE HAVE WITH THEM.

           Two of our previous workers' compensation and general liability programs insurers, Reliance Insurance Company ("Reliance"), from whom we purchased coverage for policy years 1992 through 2000, and Legion Insurance Company ("Legion"), from whom we purchased coverage in 2001 and 2002, are currently in liquidation proceedings in Pennsylvania. In the event that we incur workers' compensation or general liability claims for the policy years covered by these insurers and they are not covered by the applicable insurer or state guaranty fund, we may be required to fund any losses related to such claims. As of March 31, 2005, we had $1.3 million of cash on deposit with Reliance and $2.6 million of cash on deposit with Legion. The liquidation proceedings may result in the loss of all or part of the collateral and/or funds currently held by these insurers, and may result in restricted access to both insurance and reinsurance proceeds relating to our general liability program. A requirement to fund significant claims or the loss of some or all of the amounts on deposit could have a material adverse effect on our business, financial condition, result of operations and cash flows.

OUR REVENUES MAY DECLINE IF MEDICARE REDUCES THE REIMBURSEMENTS IT PAYS TO US OR CHANGES ITS PROGRAMS.

           Our revenues may decline if Medicare reduces its reimbursement rates or otherwise changes its current Medicare fee schedule. We received approximately 28%, 27%, 28% and 28% of our medical transportation fee collections from Medicare during each of fiscal 2004 and 2003 and for the nine months ended March 31, 2005 and 2004. Any reductions in reimbursement rates or other changes to under the Medicare fee schedule could result in a reduction in the reimbursement rates we receive for our medical transportation services.

SOME STATE AND LOCAL GOVERNMENTS REGULATE OUR RATE STRUCTURES AND MAY LIMIT OUR ABILITY TO INCREASE OUR RATES OR MAINTAIN A SATISFACTORY RATE STRUCTURE.

           State or local government regulations or administrative policies regulate the rates we can charge in some states for medical transportation services. For example, the State of Arizona establishes the rates we may charge in the various communities we serve in that state. Medical transportation services revenue generated in Arizona accounted for approximately 21% of net revenue for each of fiscal 2004 and 2003, and 23% and 20% of net revenue for each of the nine months ended March 31, 2005 and 2004, respectively. In some service areas in other states in which we are the exclusive provider of services, the municipality or fire district sets the rates for emergency medical transportation services pursuant to a master contract and establishes the rates for general medical transportation services that we are permitted to charge. In areas where we are regulated, there is no assurance that we will receive medical transportation service rate increases on a timely basis, or at all.

           Due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are proposed. Some states have reduced the scope of Medicaid eligibility and coverage. For example, patients covered by Medicare are required to make a 20% co-payment for medical transports. In most states, Medicaid makes this co-payment on behalf of its insureds (this is called a "cross-over payment"). Indiana recently passed legislation eliminating crossover payments by Medicaid and prohibiting medical transportation providers from collecting the 20% co-payment from patients. Other states have proposed taking similar steps.

           If we are not able to charge satisfactory rates in one or more of the communities in which we operate it could have a material adverse effect on our revenues, results of operations and cash flows.

OUR BUSINESS IS SUBJECT TO LAWS, RULES AND REGULATIONS THAT CAN IMPOSE FINES, PENALTIES OR OTHER LIABILITIES, REVOKE NECESSARY LICENSES OR OTHERWISE CAUSE MATERIAL ADVERSE EFFECTS.

           Numerous laws, rules and regulations govern the medical transportation and fire fighting service business covering matters such as licensing, rates, employee certification, environmental matters and radio communications. Certificates of Need that certain states may employ to award market rights to geographic areas may change. Master contracts from governmental authorities are subject to risks of cancellation or unenforceability as a result of budgetary and other factors and may subject us to certain liabilities or restrictions.

           Any failure to comply with all, or any changes in, applicable laws, rules and regulations could result in the revocation of contracts or licenses to conduct business in the relevant jurisdictions, fines or cause other material adverse effects. Federal and state laws also can require the owner or operator of real property to clean up historic contamination (or pay for that cleanup), without regard to fault.

           Changes to existing programs also can create unanticipated risks. Certain governmental actions could:

          o    change existing laws, rules or regulations;

          o adopt new laws, rules or regulations that increase our cost of doing business;

          o    lower reimbursement levels; or

          o otherwise adversely affect our business, financial condition, results of operations or cash flows.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL REGULATION AND, IF WE FAIL TO COMPLY WITH ALL APPLICABLE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

           We are subject to extensive regulation at both the federal and state levels. The laws that directly or indirectly affect our ability to operate our business include the following:

          o federal laws (including the Federal False Claims Act) that prohibit entities and individuals from knowingly or recklessly making claims to Medicare, Medicaid and other government programs, as well as third-party payers, that contain false or fraudulent information;

          o a provision of the Social Security Act, commonly referred to as the "anti-kickback statute," that prohibits the knowing and willful offering, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration in return for the referral or recommendation of patients for items and services covered, in whole or in part, by federal healthcare programs, such as Medicare and Medicaid;

          o a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

          o similar state law provisions pertaining to anti-kickback, self-referral and false claims issues which typically are not limited to relationships with federal payers;

          o provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

          o federal laws that impose civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs, and employing individuals who are excluded from participation in federally funded healthcare programs;

          o reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare and Medicaid programs and some other payers programs and some other payers;

          o provisions of HIPAA limiting how healthcare providers may use and disclose individually identifiable health information and the security measures taken in connection with that information and related systems, as well as similar state laws; and

          o federal and state laws governing ambulance transport services, including the licensing or certification of ambulance service providers, training and certification of medical personnel, the scope of services that may be provided by medical personnel, staffing requirements, medical control, medical procedures, communications systems, vehicles and equipment.

           If our operations are found to be in violation of any of the laws and regulations described above or the other laws and regulations which govern our activities, we may be subject to penalties, including civil and criminal penalties, exclusion from federal healthcare programs, damages, fines and the curtailment of our operations. Any material penalties, individually or in the aggregate, would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

           Healthcare laws and regulations may change significantly in the future. We monitor these developments and modify our operations from time to time where we perceive a need to do so in response to the regulatory changes. However, we cannot assure you that any new healthcare laws or regulations will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, or regulatory authorities will not result in a determination that could adversely affect our operations or that healthcare regulation will not change in a way that may have a material adverse effect on our business, financial condition, results of operations or cash flows.

HIPAA REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS EITHER IF WE FAIL TO COMPLY WITH THE REGULATIONS OR AS A RESULT OF THE COSTS ASSOCIATED WITH COMPLIANCE.

           The privacy standards under HIPAA took effect April 14, 2001 and cover all individually identifiable health information used or disclosed by a healthcare provider. HIPAA establishes standards concerning the privacy, security and the electronic transmission of patients' health information. Under the statute, there are civil penalties of up to $100 per violation (not to exceed $25,000 per calendar year for each type of violation) and criminal penalties for knowing violations of up to $250,000 per violation. The enforcing agency, the Office of Civil Rights (the "OCR") of the Department of Health and Human Services, has announced a compliance-based and compliance improvement type of enforcement program. We believe there is not sufficient basis to understand OCR's enforcement posture and the potential for fines which may result from OCR's finding of a violation of the privacy regulations. The significant costs associated with compliance and the potential penalties as a result of our failure to comply with the rule could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

           HIPAA also mandates compliance with the approved HIPAA format when we submit claims electronically. We are filing claims in the approved HIPAA format with all our Medicare plans. We submit Medicaid claims to 19 states all of which allow electronic claim submissions. We have completed the testing process in all 19 states and are receiving payments electronically from those states. In addition, we await announcements from the commercial insurers regarding their compliance with the electronic claims submission requirements.

           The final security rule, which became effective April 20, 2005, requires healthcare suppliers and other entities to set security standards for health information and to maintain reasonable and appropriate safeguards to ensure the integrity and confidentiality of this information. It also requires that we protect health information against unauthorized use or disclosure. We believe we have developed the appropriate policies and procedures to comply with the final security rule. Failure to do so could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

           We could experience a material adverse effect on our business, financial condition, results of operations, or cash flows due to: (i) significant costs associated with continued compliance under HIPAA or related legislative enactments, (ii) potential fines from our noncompliance, (iii) adverse affects on our collection cycle arising from non-compliance or delayed HIPAA compliance by our payers, customers and other constituents or (iv) impacts to the healthcare industry as a whole that may directly or indirectly cause a material adverse affect on our business.

PROVIDERS AND SUPPLIERS IN THE HEALTH CARE INDUSTRY, SUCH AS US, ARE THE SUBJECT OF FEDERAL AND STATE INVESTIGATIONS RELATED TO BILLING AND OTHER MATTERS.

           Both federal and state government agencies have pursued civil and criminal enforcement efforts related to billing and other matters as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the Federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These "qui tam" whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, whistleblower and false claims provisions.

           From time to time, we receive requests and subpoenas for information from government agencies in connection with their regulatory and investigative authority, and are likely to be subject to such requests and subpoenas for information in the future. We review such requests and subpoenas and attempt to take appropriate action. We are currently subject to a lawsuit concerning questionable billing practices by a subsidiary operating in Pennsylvania. The lawsuit alleges various improper billing practices under the Medicare program, including those practices we self-disclosed to the Office of the Inspector General in the Department of Health and Human Services ("OIG"). An unfavorable resolution of this lawsuit could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are also subject to requests and subpoenas for information in independent investigations. A determination by a regulatory or investigative authority in any of these investigations that we have violated the Federal False Claims Act or another civil or criminal statute could result in significant penalties or exclusion from federally-funded healthcare programs, which could result in a material adverse effect on our business, financial condition, results of operations or cash flows.

WE ARE THE SUBJECT OF CERTAIN LAWSUITS.

           We are a party to, or otherwise involved in, lawsuits, claims, proceedings and other legal matters that have arisen in the ordinary course of conducting our business. We cannot predict with certainty the ultimate outcome of any of these lawsuits, claims, proceedings and other legal matters to which we are a party to, or otherwise involved in, due to, among other things, the inherent uncertainties of litigation, government investigations and proceedings and legal matters generally. An unfavorable outcome in any of the lawsuits pending against us, including those described above, could result in substantial potential liabilities and have a material adverse effect on our business, consolidated financial condition and results of operations, our liquidity, our operations, and/or our ability to comply with any debt covenants. Further, these proceedings, and our actions in response to these proceedings, could result in substantial potential liabilities, additional defense and other costs, increase our indemnification obligations, divert management's attention, and/or adversely affect our ability to execute our business and financial strategies.

WE ARE DEPENDENT ON MAINTAINING OUR BUSINESS RELATIONSHIPS.

           We depend to a great extent on contracts with municipalities or fire districts to provide emergency medical transportation services. The services we provide in our ten largest markets accounted for approximately 35.8%, 36.8%, 35.2% and 35.9% of net revenue for fiscal 2004 and 2003, and for each of the nine months ended March 31, 2005 and 2004, respectively. Contracts or other agreements with municipalities, counties or fire districts may have certain budgetary approval constraints. Failure to allocate funds for a contract may adversely affect our ability to continue to perform services without suffering significant losses. In addition, most of our contracts are terminable by either party upon agreed notice periods or upon the occurrence of certain events of default. We may not be successful in retaining our existing contracts or in obtaining new contracts for emergency medical transportation or other services. The loss or cancellation of several of these contracts could have a material adverse effect on our business, financial condition, results of operations or cash flows.

AREAS IN WHICH WE PROVIDE SUBSCRIPTION FIRE PROTECTION SERVICES MAY BE CONVERTED TO TAX-SUPPORTED FIRE DISTRICTS OR ANNEXED BY MUNICIPALITIES.

           We provide residential and commercial fire protection services on a subscription-fee basis to property owners in unincorporated areas who do not receive services through municipal fire departments, volunteer fire departments, or fire protection districts. If several of the areas in which we provide subscription services were to convert to tax-supported fire districts or be annexed by municipalities, the loss of those arrangements could have a material adverse effect on our business, financial condition, results of operations or cash flows.

WE MAY NOT ACCURATELY ASSESS THE COSTS OF OR REVENUES GENERATED BY NEW CONTRACTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS OR CASH FLOWS.

           Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services, as well as other factors such as expected transport volume, geographical issues affecting response time and the implementation of technology upgrades, in order to realize adequate profit margins or otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payers to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition, results of operations or cash flows. We face risks in attempting to terminate unfavorable contracts prior to their stated termination date because of the possibility of forfeiting performance bonds and the potential material adverse effect on our public relations, business, financial condition, results of operations or cash flows.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY. IF WE DO NOT COMPETE EFFECTIVELY, WE COULD LOSE BUSINESS OR FAIL TO GROW.

           The medical transportation service industry is highly competitive. We compete to provide our emergency medical transportation services with governmental entities, hospitals, local and volunteer private providers and private providers, including national and regional providers such as American Medical Response. In order to compete successfully, we must make continuing investments in our fleet, facilities, and operating systems. We believe that counties, fire districts and municipalities and health-care institutions consider the following factors in awarding a contract:

          o    quality of medical care;

          o    historical response time performance;

          o    customer service;

          o    financial stability;

          o    personnel policies and practices;

          o    managerial strength; and

          o    cost.

           Some of our current competitors and certain potential competitors may have access to greater capital and other resources than us. Counties, municipalities, fire districts, and healthcare organizations that currently contract for medical transportation services could choose to provide medical transportation services directly in the future. We are experiencing increased competition from fire departments in providing emergency ambulance service. We cannot assure you that we will be able to successfully compete to provide our medical transportation services.

           Municipal fire departments, tax-supported fire districts and volunteer fire departments represent the principal providers of fire protection services for residential and commercial properties. Private companies represent only a small portion of the total fire protection market and generally provide services where a tax-supported municipality or fire district has decided to contract for these services or has not assumed the financial responsibility for fire protection. In these situations, we provide services for a municipality or fire district on a contract basis or provide fire protection services directly to residences and businesses who subscribe for this service.

           Private providers, such as Wackenhut Services, Inc., also provide fire protection services to airports and industrial sites. We cannot assure you that:

          o we will be able to continue to maintain current contracts or subscriptions or to obtain additional fire protection business on a contractual or subscription-fee basis;

          o fire districts or municipalities will not choose to provide fire protection services directly in the future; or

          o we will be able to successfully compete with private providers of fire protection services.

THE DEPARTURE OF OUR KEY MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

           Our success depends upon our ability to recruit and retain key management personnel. We could experience difficulty in retaining our current key management personnel or in attracting and retaining necessary additional key management personnel. We have entered into employment agreements with some, but not all of our executive officers and certain other key management personnel. Failure to retain or replace our key management may have an adverse effect on our business, financial condition, results of operations or cash flows.

WE MAY NOT BE ABLE TO SUCCESSFULLY RECRUIT AND RETAIN HEALTHCARE PROFESSIONALS WITH THE QUALIFICATIONS AND ATTRIBUTES DESIRED BY US AND OUR CUSTOMERS.

           Our ability to recruit and retain healthcare professionals significantly affects our business. Medical personnel shortages in some of our market areas currently make the recruiting, training and retention of full-time and part-time personnel more difficult and costly. Our internal growth will require the addition of new personnel. Failure to retain or replace our medical personnel or to attract new personnel may have an adverse effect on our business, financial condition, results of operations or cash flows.

ANY FAILURE TO COMPLY, OR MATERIAL UNEXPECTED COSTS RELATING TO COMPLIANCE, WITH THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OR RESULTS OF OPERATIONS.

           We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 with our Annual Report on Form 10-K for fiscal 2005. The requirements of
Section 404 include that we furnish a report by our management on our internal control over financial reporting, including an assessment of the effectiveness of our internal control over financial reporting as of the end of each fiscal year. The report will also contain a statement that our independent registered public accounting firm has issued an audit opinion on management's assessment of internal control over financial reporting.

           If we are unable to determine that our internal control is effective as of June 30, 2005 (or if our independent registered public accounting firm is unable to provide an audit opinion that management's report is fairly stated or they are unable to express an opinion on our management's evaluation or on the effectiveness of our internal controls), we will not be able to provide the certification required by Section 404 which would result in our noncompliance with our reporting requirements under the Exchange Act. Any such non-compliance could, among other things, indicate that our internal control over financial reporting is not effective. In addition, any material unexpected costs of complying with the requirements of Section 404 could have an adverse effect on our results of operations.

WE MAY NOT PAY DIVIDENDS.

           We have never paid any cash dividends on our common stock. We currently plan to retain any earnings for use in our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our Board of Directors. Our senior subordinated notes due 2015, senior discount notes due 2016 and our credit facilities contain restrictions on our ability to pay cash dividends, and any future borrowings may contain similar restrictions.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, AND THIS COULD DEPRESS OUR STOCK PRICE.

           We are a Delaware company which has adopted a Shareholder Rights Plan pursuant to which we issued one preferred stock purchase right, or a Right, for each outstanding share of common stock (See "Description of Capital Stock - Preferred Stock" and "Description of Capital Stock - Shareholder Rights Plan". Our Shareholder Rights Plan could make it difficult for a third party to acquire us, even if doing so would benefit security holders. The rights issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our Board of Directors. Anti-takeover provisions in Delaware law, certain provisions of our charter and the Shareholder Rights Plan could depress our stock price and may result in entrenchment of existing management, regardless of their performance.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           The statements contained in this prospectus and the documents we incorporate by reference that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding our management's expectations, hopes, beliefs, intentions or strategies regarding the future. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "may," "will," "should," "if," "project" and similar expressions as they relate to us or our management. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. As described in this prospectus, such risks, uncertainties and other assumptions include, among others:

          o our failure to receive reimbursement by third-party payers and payment from individual patients;

          o    material increases in the cost of insurance;

          o    insufficient or no insurance coverage for certain claims;

          o    inadequate claim reserves;

          o    the financial distress of two of our previous insurers;

          o reductions in the reimbursements we receive from third-party payers;

          o    state and local governmental rate structure regulation;

          o other governmental regulation, including regulation under the Health Insurance Portability and Accountability Act;

          o federal and state investigations under civil and criminal statues applicable to the healthcare industry;

          o the outcome of certain lawsuits and governmental investigations to which we are subject;

          o    our dependence on certain business relationships;

          o the conversion of areas in which we provide subscription fire protection services to tax-supported fire districts;

          o    the level of competition in our industry;

          o retaining and attracting key management personnel and healthcare professionals;

          o    our level of indebtedness; and

          o    other risks described in "Risk Factors."

           We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption "Risk Factors."

                                 USE OF PROCEEDS

           We will not receive any proceeds from the sale of the shares by the selling stockholders. We will pay certain fees and expenses incurred by the selling stockholders incident to this offering.

                 MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

MARKET INFORMATION.

Our common stock is traded on The Nasdaq SmallCap Market ("Nasdaq").

The following table sets forth the high and low sale prices of the common stock for the fiscal quarters indicated.

------------------------------------------------------- ----------- ------------
                                                           HIGH         LOW
------------------------------------------------------- ----------- ------------
YEAR ENDED JUNE 30, 2005
------------------------------------------------------- ----------- ------------
First quarter                                              $2.25       $1.10
------------------------------------------------------- ----------- ------------
Second quarter                                             $5.19       $2.10
------------------------------------------------------- ----------- ------------
Third quarter                                              $7.81       $4.71
------------------------------------------------------- ----------- ------------
Fourth quarter (through June 7, 2005)                      $8.00       $4.05
------------------------------------------------------- ----------- ------------

YEAR ENDED JUNE 30, 2004
------------------------------------------------------- ----------- ------------
First quarter                                              $1.98       $1.01
------------------------------------------------------- ----------- ------------
Second quarter                                             $2.10       $1.25
------------------------------------------------------- ----------- ------------
Third quarter                                              $2.48       $1.67
------------------------------------------------------- ----------- ------------
Fourth quarter                                             $2.20       $1.11
------------------------------------------------------- ----------- ------------

YEAR ENDED JUNE 30, 2003
------------------------------------------------------- ----------- ------------
First quarter                                              $3.85       $1.65
------------------------------------------------------- ----------- ------------
Second quarter                                             $3.40       $1.86
------------------------------------------------------- ----------- ------------
Third quarter                                              $2.33       $0.72
------------------------------------------------------- ----------- ------------
Fourth quarter                                             $1.50       $0.80
------------------------------------------------------- ----------- ------------

DIVIDENDS

           We have never paid any cash dividends on our common stock. We currently plan to retain earnings, if any, for use in our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our Board of Directors. Our senior subordinated notes due 2015, senior discount notes due 2016 and the Credit Agreement, dated as of March 4, 2005, by and among Rural/Metro Operating Company, LLC, the Lenders party thereto, the guarantors party thereto, Citicorp North America, Inc., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners contain restrictions on our ability to pay cash dividends, and any future borrowings may contain similar restrictions.

                                 CAPITALIZATION

           The following table sets forth Rural/Metro Corporation's capitalization as of March 31, 2005.

           You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the accompanying notes filed with the SEC incorporated by reference into this prospectus.


                                                          March 31, 2005
                                                        -----------------
                                                          Rural/Metro
                                                          Corporation
                                                        -----------------
                                                         (dollars in
                                                          millions)

Long Term Debt
     Revolving credit facility (1)..................                --
     Term loan(1)...................................             135.0
     Senior subordinated notes (2)..................             125.0
     Senior discount notes (3)......................              50.7
     Other long-term debt...........................               2.1

               Total debt...........................             312.8

     Total stockholders' deficit (4)................            (185.9)
     Total members deficit..........................                --
     Total capitalization..........................     ---------------
                                                        $        126.9

____________________

(1) Rural/Metro Operating Company, LLC's senior secured credit facility consists of a six year $135.0 million term loan B facility, a five year $20.0 million revolving facility (none of which was drawn on the closing date) and a $35.0 million prefunded letter of credit facility, which under certain circumstances may be increased to $45.0 million.

(2) Represents the outstanding principal amount of Rural/Metro Operating Company, LLC's $125,000,000 aggregate principal amount 9 7/8% senior subordinated notes due 2015.

(3) Represents the accreted value on February 28, 2005 of Rural/Metro Corporation's $93,500,000 aggregate principal amount at maturity 12 3/4% senior discount notes due 2016.

(4) Includes $8.2 million relating to the write-off of existing debt issue costs as well premium and consent solicitation fees relating to the tender for and redemption of our old senior notes, net of related income tax effects.

                                    BUSINESS

INDUSTRY OVERVIEW

     Medical Transportation Business

           We estimate that expenditures for emergency and non-emergency medical transportation services in the United States were in the range of $6.5 billion to $8.5 billion in 2004. Medical transportation services are provided by governmental entities, private companies, hospitals and volunteer organizations. It is estimated that the emergency medical services ("EMS") industry is comprised of approximately 15,300 service providers including approximately 6,800 fire department-based providers, 1,100 hospital-based providers and 7,400 private and other providers. According to the Journal of Emergency Medical Services' 2003 Annual 200-City Survey, the percentage of emergency medical transportation provided by private service providers in the nation's largest 200 cities increased from 34% in 1999 to 39% in 2003. Non-emergency services are primarily provided by private companies. Most private medical transportation providers are small organizations serving one or limited number of markets. There are a limited number of multi-state medical transportation providers and only two national providers of medical transportation services.

           We believe the following are the key factors affecting the medical transportation business:

          o Aging U.S. population. An aging population is expected to increase demand for medical transportation services in the United States. According to the U.S. Census Bureau, about 62 million Americans or 18% of the U.S. population, will be age 65 or older in 2025 compared to 35 million, or 12% today. As the population continues to age, it is expected that demand for medical transportation will increase because people over the age of 65 generally require more frequent hospital visits and medical transportation services than does the general population;

          o Stable reimbursement environment. The reimbursement environment for medical transportation services has stabilized over the last several years, reflecting improvements in private insurance pricing as well as the implementation of a revised Medicare pricing schedule. Historically, Medicare reimbursement rates were based on a complex reasonable charge-based methodology under which rates varied widely among communities. The Medicare fee schedule implemented in 2002 simplified and stabilized Medicare reimbursement. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 modified the Medicare fee schedule by providing for a 1% increase in reimbursement for urban transports and a 2% increase for rural transports through 2006. Other fee adjustments will be phased in through 2009. We believe this enhanced predictability will provide opportunities for medical transportation providers to improve financial performance;

          o Increased use of medical transportation services. Increased availability and use of emergency services, together with increased patient travel between specialized treatment healthcare facilities and greater use of outpatient care facilities, nursing homes and home care have contributed to a greater demand for medical transportation services;

          o Increase in number of public/private partnerships. We believe the complexities associated with the emergency medical transportation business, including the exacting and time-consuming requirements of third-party payers such as Medicare and Medicaid, are leading many public providers of emergency medical transportation services to consider partnerships with private medical transportation companies. An example from our experience is that some local fire departments have entered into collaborations with private medical transportation companies in which the fire department provides first responder services and the private company transports the patient and handles billing. In these instances, a fire department-employed paramedic often continues to care for the patient in the ambulance with the private company reimbursing the fire department for its employee's time. These partnerships benefit both parties--they allow public entities to preserve a revenue source while relieving them of the operational complexities and billing and collection obligations associated with delivering emergency services. This enables public entities to use their emergency resources (e.g., fire department vehicles) for other emergency calls and permits well-positioned private providers of emergency medical transportation services to operate in communities that may not otherwise have outsourced emergency medical transportation services.

     Private Fire Protection Business

           Municipal fire departments, tax-supported tire districts and volunteer fire departments constitute the principal providers of fire protection services in the United States. In a limited number of communities, private companies provide subscription fire protection services to residential and commercial property owners. Typically, these are unincorporated areas where neither a public sector or volunteer fire department operates. A small number of private companies also provide such services to industrial sites, airports and other self-contained facilities on a national basis.

           We believe the most significant area of growth for subscription fire protection services will come from new communities, principally in Arizona, that have no public sector or volunteer fire protection services and, on a limited basis, from growing communities in which private fire protection services are already provided. We also believe there will be growth in demand in airport fire protection services as a result of a recently issued Federal Aviation Administration final rule that requires approximately 120 medium- and small-sized airports that do not have on-site firefighting capabilities to provide such capabilities by 2007.

INTRODUCTION

           Founded in 1948, we are a leading provider of medical transportation services, which consist primarily of emergency and non-emergency ambulance services. We currently provide services to approximately 365 communities in 23 states, including many of the fastest growing states in the nation such as Arizona, Florida, Georgia, California and New Mexico. We have approximately 100 exclusive contracts to provide 911 emergency ambulance services and approximately 650 contracts to provide non-emergency medical transportation services. In addition, we provide non-emergency medical transportation services to a broad customer base, including hospitals, nursing homes and specialized healthcare facilities on a non-contractual basis. We transported more than 1 million patients during the twelve months ended December 31, 2004. Our objective is to provide our customers and patients with high-quality care, efficient and reliable response times and cost-effective services. Our common stock is traded on the NASDAQ SmallCap Market under the symbol "RURL."

           We provide medical transportation services which consist primarily of emergency and non-emergency ambulance services. We provide these medical transportation services under contracts with governmental entities, hospitals, nursing homes and other healthcare facilities and organizations. Approximately half of our medical transports are initiated by 911 calls with the remainder primarily consisting of a variety of non-emergency transports, such as transports between hospitals, nursing homes and specialized healthcare facilities. We believe that providing a mix of emergency and non-emergency medical transportation services diversifies our revenue base and permits us to utilize our medical transportation vehicles more efficiently. We derive revenue from our medical transportation services through reimbursements we receive from private insurance companies and government-funded healthcare programs such as Medicare and Medicaid and, to a lesser extent, from fees paid to us directly by our individual patients and from government subsidies paid to us under our 911 emergency ambulance contracts.

           In addition to medical transportation services, we offer fire protection services on a subscription-fee basis to residential and commercial property owners in three states and under long-term contracts with fire districts, industrial sites and airports at 12 sites located in 10 states. Our fire protection and other services consist primarily of fire suppression, fire prevention and first responder medical care.

           We expanded our business significantly from the late 1970s through the late 1990s through acquisitions and internal growth, incurring significant debt in the process. This growth, consisting primarily of mergers and acquisitions in the 1990s, provided us with significant market presence throughout the United States, as well as in parts of Latin America and Canada. To manage this growth and achieve productivity gains, we invested in the development of management and operating systems. We believe that our acquisitions have provided us a strong domestic platform of core operations with a substantial revenue base and a reputation for quality service.

           During the last several years, we have implemented a number of operational initiatives designed to improve our financial performance. These initiatives included discontinuing operations in approximately 35 markets that we determined did not fit with our long-term strategy and consolidating our billing, cash management, payroll, purchasing, accounts payable and insurance and risk operations and entering several select new markets.

OUR STRENGTHS

           We believe that we are well positioned to take advantage of industry trends and believe that our strong competitive position is attributable to a number of factors, including the following:

     Demonstrated Ability to Improve Cash Flow

           Over the last several years, we have implemented a number of initiatives which have allowed us to improve our cash flow. These initiatives included discontinuing operations in approximately 35 markets that we determined did not fit with our long-term strategy. We also consolidated our billing, cash management, payroll, purchasing, accounts payable and insurance and risk management operations. In addition, we entered select new markets.

     Broad Presence in Attractive Markets

           We operate in geographically diverse markets with attractive demographics. Seventy percent of our revenues are generated in states with population growth in excess of the national average, such as Arizona, Florida, Georgia, California and New Mexico. We have exclusive 911 emergency ambulance service contracts in three out of the top five fastest-growing cities in the United States with a population of 100,000 or more, and have contracts to be the sole provider of 911 emergency ambulance service in communities within the metropolitan areas of San Diego, Denver, Atlanta, Seattle and Phoenix. A key driver of the rapid population growth in many of the states we serve has been the migration of the elderly seeking to retire or vacation in warmer climates and, as a result, the average age of our patients has increased to 62 years of age. The elderly require on average a greater amount of emergency and non-emergency medical transports than does the general population.

     Competitively Well Positioned

           We are a party to approximately 100 contracts granting us the exclusive right to provide 911 emergency ambulance service for a particular city or county. We have 31 Certificates of Need or the equivalent in 7 states. In those states that issue them, a Certificate of Need is required in order to bid on 911 emergency ambulance service contracts in that state. Typically only a limited number of Certificates of Need are granted by a state, and our experience has been that obtaining a Certificate of Need is a significant barrier to entry because a prospective provider of emergency medical services must establish that existing services in a particular area of the state are inadequate to meet the community's needs in order to receive a Certificate of Need.

           We are often able to use the visibility created by our status as a community's 911 emergency ambulance service provider to win non-emergency ambulance transportation business. We believe that we are well-positioned to capitalize on the needs of our local markets due to our emphasis on providing an effective, quality-care service model, enhanced by response time reliability and cost efficiencies.

           Due to the quality and reliability of our service and our focus on building community ties, we have long-term, well-established relationships with the municipalities and agencies we serve. We have provided services to our top 10 customers for an average of 20 years. We have renewed all our 911 emergency ambulance service contracts that were eligible for renewal during the last three years, except for those in markets from which we made a prior determination to withdraw for strategic reasons.

     Decentralized Operating Structure with National Efficiencies

           Medical transportation and fire protection are locally-delivered services and strong local operations are critical to providing these services successfully. We grant our regional executives and local operations managers significant authority to make key decisions regarding the day-to-day operations in our service areas, and consequently, we have built strong, efficient operations at the regional and local levels. We have combined our strong local operations with a centralized national platform of shared services, including billing and collections, insurance and safety programs, information services, accounts payable, payroll, benefits, purchasing and corporate compliance. This operating structure has allowed us to optimize cost savings while at the same time maintaining superior field operations.

     Strong Billing and Collections Capability

           In 2000, we began to implement a number of initiatives to improve our billing and collections capability. These initiatives include consolidating our billing operations and streamlining our overall medical transportation billing processes by expediting the timely filing of medical transportation claims and creating added controls over the day-to-day flow of aging claims. Additionally, we have improved the quality of data gathering and entry by emergency and non-emergency medical transport personnel to assure compliance with medical necessity standards set by third-party payers. We have implemented quality assurance controls and procedures for review of claim submissions prior to submitting the claims to third-party payers and for following up on any denials of claims by third-party payers. We have also placed a high priority on submitting medical transportation claims electronically in order to expedite payment and maximize the efficiencies afforded by such systems, and we currently submit the majority of our bills electronically.

           We maximize our collections from private payers by pre-screening non-emergency transport requests and utilizing an in-house group of collections experts concentrating on collecting on accounts older than 120 days. Our initiatives have contributed to a reduction of bad debt expense to 15.4% of net revenues in the nine months ended March 31, 2005 and an average days' sales outstanding, or DSO, of 43 days, which has improved from an average of 45 days for the last six quarters. Days' sales outstanding is calculated by dividing average accounts receivable by net revenue per day.

     Experienced Management Team

           We believe that the disciplined approach of our senior management, including our chief executive officer and chief financial officer, has been the key reason for our growth in net revenues. Our senior management team is supported by 23 front-line division general managers who have an average of 19 years of industry experience and who manage the day-to-day provision of service in, and our relationships with, the communities we serve. Our management combines extensive knowledge of medical transportation and fire protection services with operations, finance, billing and collections, insurance, risk and safety and federal affairs expertise. A significant portion of the compensation of our senior management and division general managers comes from an incentive program that ties bonuses to achieving financial and operating goals and other individual objectives established for each participant.

BUSINESS STRATEGY

           Our business strategy is to continue to strengthen our core businesses and build upon our economies of scale, while providing the highest possible quality of medical transportation, fire protection and related services for the customers and patients we serve. The key elements of our business strategy are the following.

     Expand Within Existing and Contiguous Service Areas

           We believe we can maximize our return on the infrastructure we have built in our existing operating areas by continuing to expand our services in those areas and the areas contiguous to them. We have significantly improved our financial performance since fiscal 2002 by focusing on same service area growth. In areas where we are the 911 emergency ambulance provider, we seek to leverage our visibility and stature as the community's 911 emergency ambulance provider to compete for and win non-emergency medical transportation business. This strategy increases our utilization of ambulances through a balanced growth of both emergency and non-emergency ambulance services. Our strategy also enables us to gain operational efficiencies and effectively manage our costs and assets by leveraging our fleet, communications systems and management within our existing service areas. Our efforts contributed to same-service area revenue growth in the medical transportation and related service segment of 8.8%, 7.5% and 7.7% for the last three fiscal years, respectively.

     Maximize Cash Collection

           We will continue to focus on maximizing cash collections by improving billing practices, implementing or negotiating rate increases to meet the escalating costs of delivering high-quality services and seeking subsidies to offset the cost of providing service to uninsured or economically disadvantaged patients.

     Selectively Enter New Markets

           We continue to pursue contracts and alliances with municipalities, other government entities, hospital-based emergency providers and fire districts in select new markets. Among the criteria we set for entering a new market are whether we can provide both 911 emergency and non-emergency medical transportation services, geographic proximity to our existing operations, expected revenues and margins, payer mix, medical transportation demands, competitive profiles and demographic trends. In entering new markets we have employed a number of innovative strategies and solutions, such as in San Diego where we have formed a limited liability company with the city through which we partner to share expenses and split profits, and in other communities where we work with existing emergency responders, for example by integrating members of the community's fire department with our crews. We believe that these and other innovative solutions can create closer ties between us and the community and provide operating economies, coordination of the delivery of services, efficiencies in the use of personnel and equipment and enhanced levels of service while saving taxpayer dollars.

     Invest in Proprietary Technology to Improve Operating Efficiencies

           We have developed proprietary technological systems to create operating efficiencies and improve the overall quality of service offerings. For example, we developed proprietary medical transportation billing and collections systems which are operated from a single nationwide platform that allows for standardized procedures and training, thereby minimizing duplication and maximizing collections. This information technology has resulted in a significant improvement in our ability to collect outstanding claims on a timely basis. We expect to continue to invest in and utilize technology to improve the performance of our operations and utilization of our fleet, including through the following specific initiatives:

          o Rural/Metro Electronic Patient Care Record. R/M EPCR is a hand-held data-entry system used by EMS workers to collect billing and patient data in the field. Implementing this technology over the next several years will help us improve the quality of our patient data gathering and increases our billing and collections efficiency.

          o Internet-based scheduling software. In an effort to minimize unnecessary overtime and eliminate duplicative scheduling among EMS and fire crews, we are implementing this technology over the next several years across all operations. The software enables us to reduce unscheduled overtime while producing schedules by shift, department and location and has resulted in an overall reduction of our labor costs.

          o Drive Cam technology. In an effort to reduce insurance cost and improve safety, we have begun to install on-board monitoring systems in our ambulances. These systems measure operator performance against safe driving standards. We expect that the implementation of this technology over the next several years in selected areas will continue to reduce claims and vehicle maintenance costs.

     Improve Workplace Safety and Reduce Insurance Costs

           We have consistently placed workplace health and safety among our highest priorities due, in part, to escalating insurance costs. Our management, risk management and quality assurance staffs aggressively conduct risk management programs for quality assurance, loss prevention and early intervention. We believe in creating a culture among our workforce that encourages and demonstrates a committed approach to workplace health and safety. Beginning in fiscal 2003, we implemented a variety of safety initiatives that supported this commitment, including enhanced facility audits, additional accident reporting guidelines, introduction of an employee risk-management hotline and an in-depth loss data report that can be utilized by regional managers to identify trends in their areas. We have developed an extensive claims database which we use to manage our business and identify risks and trends, thereby allowing us to focus our programs and training on identifying and minimizing risk exposure. We actively promote early reporting, evaluation and resolution of incidents that may evolve into claims. We will continue to search out and implement innovative ways to reduce our insurance claims, manage insurance expenses and improve the overall safety of our work environment.

SERVICES

     Medical Transportation Services

           We provide two primary levels of medical transportation services--Advanced Life Support ("ALS") and Basic Life Support ("BLS"). We staff our ALS ambulances with either two paramedics or one paramedic and an EMT and equip them with ALS equipment (such as cardiac monitors/defibrillators, advanced airway equipment and oxygen delivery systems) as well as pharmaceuticals and medical supplies. We staff our BLS ambulance with two EMTs and equip them with medical supplies and equipment necessary to administer first aid and basic medical treatment.

           EMERGENCY MEDICAL TRANSPORTATION SERVICES. We generally provide our 911 emergency ambulance services pursuant to long-term exclusive agreements with counties, municipalities, fire districts and other governmental entities. Our agreements require that we respond to all 911 emergency calls in a designated area within a specified response time. Generally, we respond to all emergency calls with ALS ambulances unless otherwise specified by contract.

           Under most of our agreements, the local fire department is the first responder to an emergency scene. In these situations, the fire department typically begins stabilization of the patient. Upon arrival, our ALS crew members deploy portable life support equipment, ascertain the patient's medical condition and, if required, administer ALS interventions, including tracheal intubation, cardiac monitoring, defibrillation of certain cardiac dysrhythmias and the administration of medications and intravenous solutions under the direction of a physician. The crew also may perform BLS services, including cardiopulmonary resuscitation ("CPR"), basic airway management and basic first aid. As soon as medically appropriate, the patient is placed on a portable gurney and transferred into the ambulance. While one crew member monitors and treats the patient, the other crew member drives the ambulance to a hospital designated either by the patient or applicable medical protocol. While on scene or en route, the ambulance crew alerts the hospital regarding the patient's medical condition and, if necessary, the attending ambulance crew member seeks advice from an emergency physician as to treatment. Upon arrival at the hospital, the patient generally is taken to the emergency department where care is transferred to the emergency department staff.

           In certain communities where the fire department historically has been responsible for both first response and emergency medical transportation services, we seek to develop public/private partnerships with fire departments to provide emergency ambulance transportation services. These partnerships emphasize collaboration with the fire departments and afford us the opportunity to provide 911 emergency ambulance services in communities that, for a variety of reasons, may not otherwise have outsourced this service to a private provider. In most instances, the provision of emergency ambulance services under our partnerships closely resembles that of our usual 911 emergency ambulance contracts. What differentiates the public/private partnerships is the level of contractually negotiated collaboration and coordination between us and the fire department. As an example, in several of our public/private partnerships, such as Aurora, Colorado and Mesa, Arizona, we utilize a fire department-employed paramedic when we transport the patient and subsequently reimburse the fire department for its employee's time. These partnerships benefit both parties--they create a new revenue source for the fire department while relieving it of the complexities associated with the emergency transport business, and they enable us to provide emergency response services in communities that may not otherwise have outsourced this service. In addition, public/private partnerships generally lower our costs by reducing the number of full-time paramedics we would otherwise employ.

           As of December 31, 2004, we had approximately 100 contracts to provide emergency medical transportation services. We provide emergency medical transportation services on a fee-for-service basis, however, our fee-for-service revenue may be supplemented by the communities we serve in the form of a subsidy to offset the cost of providing uncompensated care.

           NON-EMERGENCY MEDICAL TRANSPORTATION SERVICES. We provide non-emergency medical transportation services and critical care transports, often as a preferred provider, pursuant to exclusive and non-exclusive contracts with governmental entities, healthcare facilities or at the request of a patient. Non-emergency medical transportation services may be scheduled in advance or provided on an as-needed basis.

           We utilize either ALS or BLS ambulance units to provide non-emergency medical transportation services, depending on the patient's medical condition. We provide inter-facility non-emergency medical transportation services to patients requiring either advanced or basic levels of medical supervision and treatment during transfer to and from residences, hospitals, nursing homes, long-term care centers and other healthcare facilities. These services may be provided when a home-bound patient requires examination or treatment at a healthcare facility or when a hospital patient requires tests or treatments (such as MRI testing, CAT scans, dialysis and chemotherapy) at another facility.

           We provide critical care transport services to medically unstable patients (such as cardiac patients and neonatal patients) who require critical care while being transported between healthcare facilities. Critical care services differ from ALS or BLS services in that the ambulance may be equipped with additional medical equipment and may be staffed by a medical specialist provided by us or by a healthcare facility. Staffing may also include registered nurses, respiratory therapists, neo-natal nurse specialists and/or specially trained paramedics.

           As of December 31, 2004, we had approximately 650 contracts to provide non-emergency medical transportation services with governmental entities, hospitals, nursing homes and other healthcare facilities. In addition, we had non-contractual working relationships with numerous hospitals, nursing homes and other healthcare facilities pursuant to which we provide non-emergency medical transportation services. We provide our non-emergency medical transportation services on a fee-for-service basis. Our contracts typically permit us to charge a base fee, mileage and other additional fees for the use of particular medical equipment and supplies.

           Aside from our day-to-day operations, we maintain disaster response teams that are occasionally called upon by state, county and local governments to assist in responding to local or national emergencies. For example, at the request of the New York State Emergency Medical Services Bureau, we provided assistance in New York City following the September 11, 2001 terrorist attacks on the World Trade Center. In addition, following the September 11, 2001 terrorist attack on the Pentagon, we responded to requests to move patients from area hospitals to outlying facilities, thereby clearing hospital beds for more seriously injured patients. We staff these emergencies based upon available resources from our existing pool of employees and equipment around the country, committing resources in a manner that is designed to avoid any interruption of service in our existing service areas. Such services are typically provided on a contractual basis pursuant to contracts with the requesting agency or governmental entity.

           ALTERNATIVE TRANSPORTATION SERVICES. In addition to medical transportation services, we provide non-medical transportation for the handicapped and certain non-ambulatory persons on a very limited basis. We primarily contract with healthcare facilities, such as hospitals and long-term care centers, to provide this service. When providing this service we typically utilize wheelchair vans.

     Fire Protection Services and Related Services

           RESIDENTIAL AND COMMERCIAL FIRE PROTECTION SERVICES. We generally provide our residential and commercial fire protection services, consisting primarily of fire suppression and first responder medical care, on a subscription-fee basis to property owners in unincorporated areas who do not receive services through municipal fire departments, volunteer fire departments or fire protection districts.

           An alarm typically results in the dispatch of one or more engine companies, each of which consists of an engine and two to four firefighters, including a captain, a battalion chief, and such other personnel and equipment as circumstances warrant. The amount of equipment and personnel dispatched depends upon the type, location and severity of the incident. We utilize our dispatch capabilities to reposition equipment and firefighters to maximize their availability and our use of resources in a cost-effective manner.

           We provide the majority of our residential and commercial fire protection services on a subscription basis. Subscription fees are billed annually to individual residential or commercial property owners. We also provide fire protection services to newly developed communities where the subscription fee may be included in the homeowner's association assessment. Property owners in areas where we provide our residential and commercial fire protection services on a subscription basis may, but are not required to, subscribe for our services. We provide services to residential or commercial property owners in our service areas who do not subscribe for our fire protection service on a fee-for-service basis. We provide fire protection services to the town of Fountain Hills of Arizona pursuant to agreements with a governing entity, rather than on a subscription basis.

           As of March 31, 2005 we provided residential and commercial fire protection services in Arizona. The principal growth in our fire protection business has been in the area of subscription fire services in communities without pre-existing municipal fire departments. Based on historical and projected housing and development trends, we believe these areas will continue to experience population increases and offer the greatest growth potential for our private fire protection business.

     Airport and industrial Fire Protection Services

           AIRCRAFT RESCUE AND FIRE FIGHTING SERVICES ("ARFF"). We provide aircraft rescue and firefighting services on a limited basis under exclusive contracts at regional airports throughout the United States. In addition to aircraft rescue and fire fighting services, we also provide emergency medical response for certain of these regional airports. Our ARFF firefighters have completed comprehensive professional training programs and are cross-trained as EMTs or paramedics, as well as in hazardous materials response. Our capabilities include value-added services such as co-responder medical service in support of local fire departments for on-site medical emergencies, safety training for fuel handlers and other airport personnel, fire prevention activities, security services and testing and maintenance of fire suppression equipment. Our ARFF contracts provide for reimbursement under master contracts with the airports we serve.

           We expect the demand for ARFF services to grow as a result of the Federal Aviation Administration's recently issued a final rule requiring airports serving scheduled air carrier operations for aircraft designed for more than 9 passenger seats but less than 31 passenger seats to have on-site firefighting capabilities. The rule provides for a 36 month window for newly certifiable airports to comply with certification requirements and effectively requires approximately 120 medium- and small-size airports to have on-site firefighting capabilities by 2007.

           INDUSTRIAL FIRE PROTECTION SERVICES. We provide fire protection services and, on a limited basis, unarmed security services under exclusive contracts to five large industrial complexes, petrochemical plants and other self-contained facilities in five states. The combination of fire protection services with security services in large industrial complexes has the potential to provide for greater efficiency and utilization in the delivery of such services and to result in reduced cost to our industrial customers for such services. Our contracts range up to three years in duration and expire at various dates through fiscal 2007. Industrial fire protection services contracts provide for reimbursement under master contracts with the facilities we serve.

OUR CURRENT SERVICE AREAS

           We currently provide our services in approximately 365 communities in the following 23 states:


---------------------- ----------------------- ------------------------- --------------------------
Alabama                Indiana                 New Mexico                South Dakota
---------------------- ----------------------- ------------------------- --------------------------
Arizona                Kentucky                New York                  Tennessee
---------------------- ----------------------- ------------------------- --------------------------
California             Louisiana               North Dakota              Texas
---------------------- ----------------------- ------------------------- --------------------------
Colorado               Mississippi             Ohio                      Washington
---------------------- ----------------------- ------------------------- --------------------------
Florida                Nebraska                Oregon                    Wisconsin
---------------------- ----------------------- ------------------------- --------------------------
Georgia                New Jersey              Pennsylvania
---------------------- ----------------------- ------------------------- --------------------------

           We provide medical transportation services in 20 states, primarily under the names Rural/Metro Ambulance or Rural/Metro Medical Services, and in New Mexico and certain areas of Arizona under the name Southwest Ambulance. We provide fire protection services under the name Rural/Metro Fire Department in ten states, and also in Oregon under the name Valley Fire Services. We also operate under other names depending upon local statutes or contractual agreements.

           We generally provide our medical transportation services pursuant to contracts or Certificates of Need on an exclusive or nonexclusive basis. We provide emergency medical transportation services primarily pursuant to contracts or in conjunction with our providing fire protection services. In certain service areas, we are the only provider of both emergency ambulance and non-emergency medical transportation services. In other service areas, we compete to provide non-emergency medical transportation services.

Contracts

           As of December 31, 2004 we had approximately 100 contracts with counties, municipalities, fire districts and other governmental entities to provide 911 emergency ambulance services, 19 of which are up for renewal in 2005. These contracts typically specify maximum fees that we may charge and set forth required criteria, such as response times, staffing levels, types of vehicles and equipment, quality assurance, indemnity and insurance coverage. In certain instances, we are required by contract or by law to post a surety bond or other assurance of financial or performance responsibility. The rates that we may charge under a contract for emergency medical transportation services depend largely on:

          o    patient mix;

          o    the nature of services rendered;

          o    the local political climate; and

          o the amount of subsidy, if any, that will be considered by a governmental entity to cover costs of uncompensated care.

           Our emergency medical transportation services contracts generally extend for terms of three to five years. Generally, these contracts may be terminated by either party upon notice ranging from 30 to 180 days. Counties, fire districts and municipalities generally award contracts to provide emergency medical transportation services either through requests for competitive proposals or bidding processes. In some instances in which we are the incumbent provider, the county or municipality may elect to renegotiate our existing contract rather than re-bid the contract. We will continue to seek to enter into public/private alliances to compete for new business. Our contracts often contain options for earned extensions or for evergreen provisions. We have renewed all our 911 emergency ambulance contracts that were eligible for renewal during the last five years except for those in markets from which we made a prior determination to withdraw for strategic reasons.

           As of December 31, 2004, we had approximately 650 contracts to provide non-emergency medical transportation services with governmental entities, hospitals, nursing homes and other healthcare facilities. These contracts typically designate us as the preferred provider of non-emergency medical transportation services to those facilities and permit us to charge a base fee, mileage and other additional fees for the use of particular medical equipment and supplies.

           We offer fire protection services on a subscription-fee basis to residential and commercial property owners in three states and under long-term contracts with fire districts, industrial sites and airports at 12 sites located in 10 states. Our residential and commercial subscription fire protection services may be provided pursuant to contracts with the governmental entity, such as a county, in which we provide such services. We provide fire protection services on a subscription basis in areas where no governmental entity has assumed the financial responsibility for providing fire protection. Fire subscription rates are not generally regulated by any governmental agency in our service areas. Certain contracts with fire districts are performance-based and require us to meet certain dispatch and response times in a certain percentage of responses. These contracts also set maximum thresholds for variances from the performance criteria. These contracts establish the level of service required and may encompass fire prevention and education activities as well as fire suppression. Other contracts are level-of-effort based and require us to provide a certain number of personnel for a certain time period for a particular function, such as fire prevention or fire suppression.

           No contract accounted for more than 10% of our annual net revenue during fiscal 2004, 2003 or 2002. The services we provide under our ten largest contracts accounted for approximately 35.2% and 35.9% of net revenue during the nine months ended March 31, 2005 and 2004, respectively, and 35.8%, 36.8% and 36.5% of net revenue during fiscal 2004, 2003 and 2002, respectively.

           The following table sets forth certain information regarding contracts in our 10 largest markets, based on revenue, during fiscal 2004 with counties, fire districts and municipalities for medical transportation services and for fire protection services.

------------------------------------------------ ------------------------------- ----------------------------
                TYPE OF SERVICE                        LENGTH OF SERVICE               EXPIRATION DATE
------------------------------------------------ ------------------------------- ----------------------------

------------------------------------------------ ------------------------------- ----------------------------
Medical transportation(1)
------------------------------------------------ ------------------------------- ----------------------------
     Orange County, Florida...................          1962 to present          October 2006
------------------------------------------------ ------------------------------- ----------------------------
     Tucson, Arizona..........................          1964 to present          July 2005
------------------------------------------------ ------------------------------- ----------------------------
     Rochester, New York......................          1988 to present          September 2006
------------------------------------------------ ------------------------------- ----------------------------
     Knox County, Tennessee...................          1985 to present          July 2007
------------------------------------------------ ------------------------------- ----------------------------
     Mesa, Arizona............................          1990 to present          March 2007
------------------------------------------------ ------------------------------- ----------------------------
     Fort Worth, Texas(2).....................          1999 to present          August 2010
------------------------------------------------ ------------------------------- ----------------------------
     Tacoma, Washington.......................          1996 to present          December 2009
------------------------------------------------ ------------------------------- ----------------------------
     Augusta, Georgia.........................          1996 to present          January 2009
------------------------------------------------ ------------------------------- ----------------------------
Community Fire
------------------------------------------------ ------------------------------- ----------------------------
     Scottsdale, Arizona(3)...................          1952 to present          June 2005
------------------------------------------------ ------------------------------- ----------------------------
Public/Private Alliance(1)
------------------------------------------------ ------------------------------- ----------------------------
     San Diego, California....................          1997 to present          June 2008
------------------------------------------------ ------------------------------- ----------------------------

------------------------------------------------ ------------------------------- ----------------------------

______________

(1) All these contracts are for the provision of 911 emergency ambulance services. We also provide general medical transportation services within each of these service areas.

(2) Effective May 1, 2005, we discontinued service to the Fort Worth metropolitan area.

(3) The contract was first entered into in 1952. We have notified the City of Scottsdale that we elected not to renew the contract effective June 30, 2005 because we determined that it did not fit with our long-term strategy.

In addition, we generate significant revenues from emergency medical services provided in Erie County, New York. Our operations therein are conducted under a Certificate of Need issued by the State of New York and pursuant to the grant of an exclusive right to emergency medical transport services within specific zones of the City of Buffalo. On February 23, 2005, following a vote of the Buffalo Common Council, we announced that we had been awarded a five-year contract, effective March 1, 2005, to continue service to the City of Buffalo, New York. The new contract contains one optional, two-year renewal period, for a total possible length of seven years. Although we and our predecessors have served the greater Buffalo area since the 1960s, the Council vote designated Rural/Metro Medical Services as the city's sole ambulance provider.

           Prior to the scheduled termination of a contract, we may determine that a contract is no longer favorable and may seek to modify or terminate the contract. When making such a determination, we may consider factors, such as weaker than expected transport volume, geographical issues adversely affecting response times, and delays in implementing technology upgrades. We continuously review our contracts to ensure positive operational and financial performance. Our analyses include many factors, such as sustained growth in transport volume, response time reliability, competitive market strength, and changes in payer mix. From time to time we may determine that a contract no longer meets our operational and financial performance standards and may seek to modify or exit the contract. We face risks in attempting to exit unfavorable contracts, including the possibility of performance bond forfeiture, severance costs, and adverse political and public relations consequences.

SHARED SERVICES

           We support our regions with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes and financial support functions. Our recently developed technology solutions provide information for operations personnel, including real-time operating statistics, tracking of strategic plan initiatives, electronic purchasing and inventory management solutions.

           Our centralized systems are designed to significantly augment local processes and permit managers to direct their attention primarily to the performance and growth of their operations. Centralized billing and collection procedures provide for efficient tracking and collection of accounts receivable. Centralized purchasing permits us to achieve discounts in the purchase of medical equipment and supplies. Other centralized infrastructure components such as cash management, payroll, accounts payable and insurance and risk operations provide us the capability to purchase related products and services on a national basis, identify and respond to national trends and provide internal support and administrative services in a more cost-effective, efficient and consistent manner across all our operations. We provide services and allocate costs for these centralized systems pursuant to administrative services agreements with each of our direct and indirect wholly owned subsidiaries. Accordingly, each subsidiary's operational management has the ultimate responsibility and decision-making authority for the utilization and direction of these corporate services.

MANAGEMENT INFORMATION SYSTEMS

           We believe our management information systems have significantly enhanced our operations. Among the most significant of these systems are the following:

           PROPRIETARY BILLING SYSTEM. We continue to develop and implement initiatives to improve our billing and collections results. Over the last several years, we have consolidated our billing operations, cash management, payroll, purchasing, accounts payable and insurance and risk operations, and currently fulfill these functions primarily on the national or regional level. In fiscal 2004, we further streamlined our overall medical transportation billing processes by expediting the timely filing of medical transportation claims and creating added controls over the day-to-day flow of aging claims. Additionally, we continue to focus on improving the quality of data gathering and entry by emergency and non-emergency medical transports to assure compliance with medical necessity standards set by third-party payers, improving quality assurance controls and review of claim submissions by personnel prior to submitting the claims to third-party payers and by promptly following-up on any denials of claims by third-party payers. We also place a high priority on submitting medical transportation claims electronically in order to expedite payment and maximize the efficiencies afforded by such systems and work with our customers who do not accept electronic payments in an effort to cause them to implement electronic bill-receipt procedures. We currently submit the majority of our bills electronically.

           We focus on collecting from private payers by pre-screening non-emergency transport requests and through the efforts of our national collections team, including an in-house group of collections experts concentrating on collecting on accounts older than 120 days. These initiatives have contributed to a reduction of bad debt expense in the nine months ended March 31, 2005 to 15.4% of net revenues and have resulted in our having an average DSO of 43 days.

           RURAL/METRO ELECTRONIC PATIENT CARE RECORD ("R/M EPCR"). Our R/M EPCR technology initiative is designed to enhance the process of capturing clinical patient data. The electronic record replaces the paper patient care record and provides the ambulance crew with clinical flowcharts to document each assessment and procedure performed. The technology also integrates patient clinical and demographic information with billing information, allowing the ambulance crew to ensure that patient information is updated at the scene. Billing information can be transmitted electronically while the ambulance is en route, thus reducing the billing cycle time and the cost associated with the manual input of patient care record information. We have participated in the development, testing and successful implementation of a system similar to R/M EPCR in Fort Worth, Texas. We plan to conduct a pilot project of the R/M EPCR system in Youngstown, Ohio, in 2005 and to phase in the system nationwide over the next few years.

           INTERNET BASED SCHEDULING SOFTWARE. In an effort to minimize unnecessary overtime and eliminate duplicative scheduling among EMS and fire crews, we implemented across operations an Internet-based scheduling software designed to maximize efficiencies in crew staffing. The software enables the reduction of unscheduled overtime while producing schedules by shift, department and location and has resulted in an overall reduction of labor costs.

           DRIVE CAM TECHNOLOGY. An on-board monitoring system that measures operator performance against safe driving standards. We expect that the implementation of this technology over the next several years in selected areas will continue to reduce claims and vehicle maintenance costs.

           In addition, in our larger communication centers, a computer assists the dispatcher by analyzing a number of factors, such as time of day, ambulance location and historical traffic patterns in order to recommend optimal ambulance selection. See "--Dispatch and Communications."

           We believe that our investment in management information systems and our effective use of these systems represent key components of our success. Process and personnel improvements in these areas are continuing. We are committed to further strengthening the productivity and efficiency of our business and believe that our management systems have the capability to support future growth.

DISPATCH AND COMMUNICATIONS

           Most of our emergency transportation communications centers utilize sophisticated communications systems to direct fleet deployment and utilization 24 hours a day, seven days a week. In all of our operating sites we communicate with our vehicles over dedicated radio frequencies licensed by the Federal Communications Commission. We use system status plans and flexible deployment systems to position our ambulances within a designated service area because effective fleet deployment represents a key factor in reducing response times and efficiently using our resources. We analyze data on traffic patterns, demographics, usage frequency and other factors to determine optimal ambulance deployment and selection through the use of our computer-aided dispatch systems. The center that controls the deployment and dispatch of ambulances in response to emergency medical calls may be owned and operated either by the applicable county or municipality or by us.

           Depending on the emergency medical dispatch system used in a designated service area, the public authority that receives 911 emergency medical calls either dispatches our ambulances directly from the public communication center or communicates information regarding the location and type of medical emergency to our communication center, which in turn dispatches ambulances to the scene while the call taker communicates with the caller. Substantially all our call takers and dispatchers are trained EMTs or Emergency Medical Dispatchers with additional training that enables them to instruct a caller on pre-arrival emergency medical procedures, if necessary. In our larger communication centers, a computer assists the dispatcher by analyzing a number of factors, such as time of day, ambulance location and historical traffic patterns in order to recommend optimal ambulance selection. In all cases, a dispatcher selects and dispatches the ambulance. While the ambulance is en route to the scene, the emergency medical team receives information concerning the patient's condition. Also, in many operations across the country, we use automated vehicle locator technology in the vehicles to enhance our dispatch system.

           Our communication systems allow the ambulance crew to communicate directly with the destination hospital to alert hospital medical personnel of the arrival of the patient and the patient's condition and to receive instructions directly from emergency department personnel on specific pre-hospital medical treatment. These systems also facilitate coordination with other emergency service providers, such as the appropriate police and fire departments that also may be responding to a call.

           Prompt deployment and dispatch are also important components of non-emergency medical transportation services. Requests for non-emergency medical transports are made by physicians, nurses, case managers and hospital discharge coordinators who demand prompt ambulance arrival at the pick-up time. We also offer online, web-enabled transportation ordering to certain facilities. We implement system status plans for these services designed to assure appropriate response times to non-emergency calls and use our computer-aided dispatch software to track and manage requests for medical transportation services for large healthcare facilities and managed care companies. We have developed extensive customer service models, based on patient condition and the level of care and specialized equipment that will be required by the patient, to enable our communications centers to meet the needs of our customers.

           We utilize communication centers in our community fire protection activities for the receipt of fire alarms and the dispatch of equipment and personnel that are the same as or similar to those maintained for our medical transportation services. Response time represents an important criteria in the effectiveness of fire suppression, which is dependent on the level of protection sought by our customers in terms of fire station spacing, the size of the service area covered and the amount of equipment and personnel dedicated to fire protection.

BILLING AND COLLECTIONS

           We currently maintain eight regional billing and payment processing centers and a centralized private-pay collection system at our headquarters in Scottsdale, Arizona. All invoices are generated at the regional level, and an account is forwarded to our centralized collection system for private-pay accounts only if payment is not received in a timely manner. Regional centers provide customer services. All our revenue is billed and collected through our integrated billing and collection system.

           We derive a substantial portion of our medical transportation fee collections from reimbursements by third-party payers, including private insurance companies and government-funded healthcare programs such as Medicare and Medicaid. We typically invoice and collect payments directly from those third-party payers. The composition of our net medical transportation fee collections is as follows:


------------------------------------------- ---------------------------- --------------------------------------
                                            Nine months ended March 31,          Years ended June 30,
------------------------------------------- ---------------------------- --------------------------------------
                                                 2005          2004         2004        2003         2002
------------------------------------------- --------------- ------------ ----------- ----------- --------------
Medicare...............................           28%            28%          28%         27%           25%
------------------------------------------- --------------- ------------ ----------- ----------- --------------
Medicaid...............................           15%            14%          14%         14%           12%
------------------------------------------- --------------- ------------ ----------- ----------- --------------
Private insurers.......................           47%            48%          48%         49%           51%
------------------------------------------- --------------- ------------ ----------- ----------- --------------
Patients...............................           10%            10%          10%         10%           12%
------------------------------------------- --------------- ------------ ----------- ----------- --------------
                                                 100%           100%         100%        100%          100%
------------------------------------------- --------------- ------------ ----------- ----------- --------------


We also receive a small amount of fees from subsidies to offset the cost of providing uncompensated care.

           Companies in the emergency medical transportation service industry maintain significant provisions for doubtful accounts compared to companies in other industries. Collection of complete and accurate patient billing information during an emergency service call is sometimes difficult and incomplete information hinders post-service collection efforts. In addition, state licensing requirements as well as contracts with counties and municipalities require us to provide emergency medical transportation services without regard to a patient's insurance coverage or ability to pay. As a result, we often receive partial or no compensation for services provided to patients who are not covered by Medicare, Medicaid or private insurance companies. Our allowance for doubtful accounts generally is higher with respect to revenue derived directly from patients than for revenue derived from third-party payers and generally is higher for transports resulting from emergency ambulance calls than for non-emergency ambulance requests. The anticipated level of uncompensated care and uncollectible accounts may be considered in determining a government-paid subsidy to provide for uncompensated care, if any, and permitted rates under contracts with a county or municipality.

           We have substantial experience in processing claims to third-party payers and employ a billing staff trained in third-party coverage and reimbursement procedures. Our integrated billing and collection system uses proprietary software to tailor the submission of claims to Medicare, Medicaid and other third-party payers and has the capability to electronically submit claims to the extent third-party payers' systems permit. Our integrated billing and collection system provides for tracking of accounts receivable and status pending payment, which facilitates the utilization of specially trained billing personnel. When collecting from individuals, we sometimes use an automated dialer that pre-selects and dials accounts based on their status within the billing and collection cycle. We believe the automated dialer enhances the efficiency of the collection staff.

SALES AND MARKETING

           We utilize Division General Managers, Market General Managers, Marketing Directors and EMS Healthcare Account Executives in our sales and marketing efforts. Division General Managers have overall responsibility, while Market General Managers, Marketing Directors and EMS Healthcare Account Executives are responsible for daily interaction with our various customer constituencies, ranging from governing authorities that oversee emergency medical transportation contracts to regional and local healthcare and nursing facilities.

           Our Division General Managers generally oversee all sales and marketing efforts in their assigned markets, as well as establish and maintain relationships with potential and existing significant customers. Our sales and marketing teams focus primarily on targeting new business relationships and leveraging existing contacts to grow market share. Our Division General Managers also are the primary lead on major bids for emergency medical transportation contracts.

           Market General Managers and Operations Managers oversee marketing and sales activity within their market and are responsible for contract and operational decisions and, in certain areas, handle hospital and government contracts and focus on relationships with larger systems within the communities.

           Healthcare Account Executives are responsible for new business development, maintaining positive relationships with existing customers, coordinating community and public relations events in their respective areas, and responding to customer service concerns when they arise.

           In Arizona, Oregon and Tennessee our fire operations employ subscription sales and marketing representatives who are responsible for fire subscription sales to residential and commercial property owners. These employees are responsible for direct mail campaigns, customer service, renewal notices and invoicing fees for service to non-subscribers. We also provide specialized sales and marketing to large commercial customers such as industrial parks, apartment complexes and other commercial centers.

RISK MANAGEMENT

           We have consistently placed workplace health and safety among our highest priorities and that effort has proven effective in controlling our insurance costs. We believe in creating a culture among our work force that encourages and demonstrates a committed approach to workplace health and safety.

           New programs include enhanced facility audits, additional accident reporting guidelines, introduction of an employee/risk-management hotline and an in-depth loss data report that can be utilized by regional managers to identify trends in their areas. We will continue to search out and implement innovative ways to reduce our insurance costs and improve the overall safety of our work environment.

           We train and educate all emergency response personnel about our safety programs including, among others, emergency vehicle operations, medical protocols, use of equipment and patient focused care and advocacy. Our safety training also involves continuing education programs and a monthly safety awareness campaign.

           Our safety and risk management team develops and executes strategic planning initiatives focused on mitigating the factors that drive losses in our operations. We aggressively investigate and respond to all incidents we believe may result in a claim. Operations supervisors submit documentation of such incidents to the third-party administrator handling the claim. We have a dedicated liability unit with our third-party administrator which actively engages with our staff to gain valuable information for closure of claims. Information from the claims database is an important resource for identifying trends and developing future safety initiatives.

           Our Driver Development Program ("DDP") is based on the Coaching Emergency Vehicle Operator ("CEVO") program, a nationally recognized drivers' training program for emergency services vehicle operators sponsored by the National Safety Council. DDP combines classroom and field training, and its curriculum includes instruction on staging, proper inspection of vehicles and driving in emergency situations. We modified and enhanced CEVO based on our analysis of over ten years of vehicle incidents as well as drivers' experiences. We began developing the program in December 2002 and began training in July 2003.

           We are implementing an on-board monitoring system, DriveCam, which measures operator performance against our safe driving standards. The systems are designed to videotape any driving performance that is outside of acceptable protocols, including excessive speed, unsafe turns and rapid stops.

           We estimate that for our 2004 insurance plan year, costs for vehicle collisions were 45% lower and our average per-vehicle claim was 47% lower than in our 2003 insurance plan year. During the same period, we estimate that we reduced general liability and personal liability claims by 88% and employee injury claims by 13%.

INSURANCE AND SURETY BONDING

           Many of our contracts and certain provisions of local law require us to carry specified amounts of insurance coverage. As is common for our industry, we carry a broad range of comprehensive general liability, automobile, property damage, professional, workers' compensation and other liability insurance policies. As a result of the nature of our services and the day-to-day operation of our vehicle fleet, we are subject to accident, injury and professional claims in the ordinary course of business. We operate in some states that adhere to a gross negligence standard for the delivery of emergency medical care, which reduces our potential exposure for tort judgments.

           Based upon historical claim trends, we consider our insurance program adequate for the protection of our assets and operations. Our insurance policies are either occurrence or claims-made policies and are subject to deductibles and self-insured retention limits that we believe are typical for the industry. We have attempted to minimize our claims exposure by instituting process improvements and increasing the utilization of experts in connection with our legal, risk management and safety programs.

           Counties, municipalities and fire districts sometimes require us to provide a surety bond or other assurance of financial and performance responsibility. We may also be required by law to post a surety bond as a prerequisite to obtaining and maintaining a license to operate. As a result, we have a portfolio of surety bonds that is renewed annually. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Insurance Programs", incorporated by reference into this prospectus, for additional information.

COMPETITION

           The medical transportation service industry is highly competitive. The principal providers of medical transportation services include governmental entities (including fire districts), other national medical transportation service providers, large regional medical transportation service providers, hospitals and numerous local and volunteer private providers. Counties, municipalities, fire districts, hospitals or healthcare organizations that presently contract for medical transportation services may choose to provide medical transportation services directly in the future. We experience continuing competition from municipal fire departments in providing emergency ambulance service. However, we believe that the non-emergency transport services market currently is unattractive to municipal fire departments due to their primary role as emergency first responders in the communities they serve.

           We believe that counties, fire districts, and municipalities consider quality of care, historical response time performance and cost to be among the most important factors in awarding a contract, although other factors, such as customer service, financial stability, personnel policies and practices and managerial strength, also may be considered. Commercial providers, including our largest national competitor, American Medical Response, often compete intensely for business within a particular community.

           We believe it is generally difficult to displace a provider that has a history of satisfying the quality of care and response time performance criteria established within the service area. Moreover, significant start-up costs, together with the long-term nature of the contracts under which services are provided and the relationships many providers have within their communities, create barriers for entry into new markets other than through acquisition. We further believe that our status as an emergency ambulance service provider in a service area increases our visibility and stature, and enhances our ability to compete for non-emergency services within such areas.

           In the fire protection industry, services for residential and commercial properties are provided primarily by tax-supported fire districts, municipal fire departments and volunteer departments. Private companies, such as us, represent a small portion of the total fire protection market and generally provide fire protection services where a tax-supported fire district or municipality has decided to contract for the provision of fire protection services or has not assumed financial responsibility for fire protection. Fire districts or municipalities may not continue to contract for fire protection services. In certain areas where no governmental entity has assumed financial responsibility for providing fire protection, we provide fire protection services on a subscription basis. Municipalities may annex a subscription area or that area may be converted to a fire district that provides service directly, rather than through a master contract. In the case of industrial or airport fire protection contracts, our customers may elect to put a contract out to competitive bid. Our key competitors for the provision of fire protection services to airports and industrial sites include, respectively, Pro-tec Fire Services, Ltd. and Wackenhut Services, Inc.

PERSONNEL

     Employees

           At March 31, 2005, we employed approximately 8,300 full-time and part-time employees of whom approximately 5,700 are emergency care professionals, including paramedics, EMTs and firefighters. Approximately 400 of our employees are involved in billing and collections and approximately 2,200 are involved in field support services, including dispatch/communications, fleet services, home medical care, administrative and clerical. We are party to a total of 15 independent collective bargaining agreements in the following locations:

----------------------------------------------- --------------------------------
Rochester, New York                             Gadsden, Alabama
----------------------------------------------- --------------------------------
Three agreements in Buffalo, New York           Knoxville, Tennessee
----------------------------------------------- --------------------------------
Corning, New York                               Seattle, Washington
----------------------------------------------- --------------------------------
Youngstown, Ohio                                Orlando, Florida
----------------------------------------------- --------------------------------
Two agreements in San Diego, California         Three agreements in Arizona
----------------------------------------------- --------------------------------

Seven of these agreements, covering approximately 1,500 employees, are scheduled to expire at various times over the next two years. We consider our relations with our employees to be good.

           Effective July 1, 2004, we established a defined benefit pension plan covering eligible employees of one of our subsidiaries, primarily those employees covered by collective bargaining arrangements. Eligibility is achieved upon the completion of one year of service. A participant becomes 100% vested in his or her accrued benefit after the completion of five years of service. The amount of benefit is determined using a two-part formula, one of which is based upon compensation and the other that is based upon a flat dollar amount multiplied by the number of years of service. We anticipate that our fiscal 2005 contributions will be approximately $0.8 million.

           The net periodic benefit cost under this plan for the three months ended March 31, 2005 was $185,000 and consisted of $191,000 of service cost offset by $6,000 relating to the expected return on plan assets. Net periodic benefit cost under this plan for the nine months ended March 31, 2005 was $603,000 and consisted of $622,000 of service cost offset by $19,000 relating to the expected return on plan assets. Net periodic benefit cost was determined using the following assumptions: discount rate of 6.25%, annual pay increases of 4.0% and long-term rate of return on invested assets of 7.5%.

           We maintain an employee stock ownership plan under which we have fiduciary responsibility for the investment of the assets of such plan.

     Medical Personnel and Quality Assurance

           Paramedics and EMTs must be state certified in order to perform emergency care services. Certification as an EMT requires completion of a minimum of 164 hours of training in a program designated by the U.S. Department of Transportation and supervised by state authorities. EMTs also may complete advanced training courses to become certified to provide certain additional emergency care services, such as administration of intravenous fluids and advanced airway management. Certification as a paramedic requires the completion of more than 800 hours of training in advanced patient care assessment, pharmacology, cardiology and other clinical skills in addition to completion of the EMT training program. Many of the paramedics currently employed by us served as EMTs for us prior to their certification as paramedics. We are subject to market-specific shortages of qualified EMTs and paramedics. We compete with hospitals, municipal fire departments and other healthcare providers for these valued individuals. We have undertaken efforts to minimize the effect of these shortages and have implemented a number of programs to attract and retain a quality workforce, such as providing training programs, recruitment bonuses, moving allowances and various other retention strategies. Both paramedics and EMTs must complete continuing education programs and, in some cases, state supervised refresher training examinations to maintain their certifications. Certification and continuing education requirements for paramedics and EMTs vary among states and counties.

           Local physician advisory boards and medical directors develop medical protocols to be followed by paramedics and EMTs in our service areas. Instructions are conveyed on a case-by-case basis through direct communications between the ambulance crew and hospital emergency room physicians during the administration of advanced life support procedures. In each location in which we provide services, a medical director, who usually is a physician associated with a hospital we serve, monitors adherence to medical protocol and conducts periodic audits of the care provided. In addition, we conduct retrospective patient care report audits with our employees to evaluate compliance with medical and performance standards.

           We are a member of a number of professional organizations, such as the American Ambulance Association, National Emergency Number (911) Association, International Association of Fire Chiefs and National Association of EMS Physicians. In those states where we provide service, we are involved in the state ambulance association, if one exists, and in many instances our involvement includes holding elected positions. In addition, we also are involved in the Commission on Accreditation of Ambulance Services ("CAAS"), the National Registry of Emergency Medical Technicians, the National Fire Protection Association. Also, many of our employees are members of the National Association of EMTs, National Association of EMS Educators and other industry organizations.

           Our commitment to quality is reflected in the fact that eight of our operations across the country are accredited by CAAS. We were one of the first ambulance service providers to obtain accreditation for many of our larger ambulance operations from CAAS. The process is voluntary and evaluates numerous qualitative factors in the delivery of services. Municipalities and managed care providers often consider accreditation as one of the criteria in awarding contracts.

     Fire Protection Personnel

           Firefighting personnel consists of full-time firefighters as well as trained reservists who work on an as-needed basis. All our full-time and reserve firefighters undergo extensive training which exceeds the standards recommended by the National Fire Protection Association, and must qualify for state certification before being eligible for full-time employment by us. Because approximately 70% to 80% of our fire response activity consists of emergency medical response, all our full-time firefighters are trained EMTs or paramedics and are subject to the training and continued education described above. Our ongoing training includes instruction in new fire service tactics and fire fighting techniques as well as physical conditioning.

PROPERTIES

     Facilities

           In January, 2005, we relocated our corporate headquarters within Scottsdale, Arizona. Our new lease for our headquarters expires January 31, 2020. In those areas where we provide ambulance and fire services, we also lease facilities at which we base and maintain ambulances and fire apparatus. We also own 14 facilities within our service areas. Rent expense totaled $8.8 million and $8.1 million for the nine months ended March 31, 2005 and 2004 and $11.0 million, $10.7 million and $10.5 million in fiscal 2004, 2003 and 2002, respectively.

     Vehicle Fleet

           At March 31, 2005, our fleet included approximately 1,321 owned ambulances and alternative transportation vehicles, 124 owned and 62 leased fire vehicles, and 282 owned and 24 leased other vehicles.

LEGAL PROCEEDINGS

           From time to time, we are a party to, or otherwise involved in, lawsuits, claims, proceedings and other legal matters that have arisen in the ordinary course of conducting our business. We cannot predict with certainty the ultimate outcome of any of these lawsuits, claims, proceedings and other legal matters which we are a party to, or otherwise involved in, due to, among other things, the inherent uncertainties of litigation, government investigations and proceedings and legal matters generally. We are also subject to requests and subpoenas for information in independent investigations. An unfavorable outcome in any of the lawsuits pending against us or in a government investigation or proceeding, including those described below, could result in substantial potential liabilities and have a material adverse effect on our business, consolidated financial condition and results of operations, in our liquidity, our operations, and/or our ability to comply with any debt covenants. Further, these proceedings, and our actions in response to these proceedings, could result in substantial potential liabilities, additional defense and other costs, increase our indemnification obligations, divert management's attention, and/or adversely affect our ability to execute our business and financial strategies. Our outstanding litigation includes the following:

           The United States Of America Ex Rel. Richard S. Buckman v. Rural Metro Corporation and Donlock, Ltd. On March 5, 1999, we made a voluntary disclosure to the Office of the Inspector General ("OIG") of the Department of Health and Human Services ("HHS") concerning questionable billing practices by a subsidiary operating in Pennsylvania. These practices evidently began prior to our January 1997 acquisition of that subsidiary and continued, to some extent, until December 1998. On October 25, 1999, a lawsuit: THE UNITED STATES OF AMERICA ex rel. RICHARD S. BUCKMAN V. RURAL METRO CORPORATION AND DONLOCK, LTD., Civil Action No. 3:CV 99-1883, was filed under seal in United States District Court for the Middle District of Pennsylvania. The lawsuit alleged various improper billing practices under the Medicare program, including those practices we self-disclosed to the OIG several months earlier. On November 15, 2002, the government elected to intervene in one count concerning the issue we self-disclosed to the OIG and declined to intervene in the lawsuit's remaining counts. The seal was lifted by court order on February 26, 2004. Accrued liabilities at December 31, 2004, June 30, 2004 and 2003, respectively include a $1.5 million, $1.0 million and $0.8 million reserve for this matter. An unfavorable resolution of this lawsuit could have a material adverse effect on our business, financial condition, results of operations or cash flows.

           On October 28, 2003, the SEC notified us that it was conducting an informal fact-finding inquiry. We have voluntarily provided the information requested by the SEC Staff and we intend to cooperate fully. In early 2004, we met with the Staff to discuss the materials that had been submitted to the SEC. Shortly after the meeting, additional materials were provided to the Staff. We have not been contacted by the SEC since that time.

REGULATION

     Market Reform and Changing Reimbursement Regulations

           Market reform and the passage of the Balanced Budget Act of 1997, along with other regulatory changes, have impacted and reshaped the healthcare delivery system in the U.S. and, by extension, the medical transportation industry. As with all other healthcare providers, we must comply with various requirements in order to participate in Medicare and Medicaid. Medicare is a federal health insurance program for the elderly and for chronically disabled individuals, which, among other things, pays for medical transportation services when medically necessary. Medicaid is a combined federal-state program for medical assistance to impoverished individuals who are aged, blind, or disabled or members of families with dependent children. Medicaid programs or a state equivalent exist in all states in which we operate. Although Medicaid programs differ in certain respects from state to state, all are subject to federal requirements. State Medicaid agencies have the authority to set levels of reimbursement within federal guidelines. We receive only the reimbursement permitted by Medicaid and are not permitted to collect from the patient any difference between our customary charge and the amount reimbursed.

           As are other Medicare and Medicaid suppliers, we are subject to governmental audits of our Medicare and Medicaid reimbursement claims. We have a national corporate compliance department that works closely with senior management, local managers, billing and collections personnel and both the human resources and legal departments, as well as governmental agencies, to ensure substantial compliance with all established regulations and procedures. Nevertheless, despite our best efforts, there can be no assurance that we can achieve 100% compliance at all times, particularly in light of the complicated and ever-changing nature of the reimbursement regulations, and the high volume of daily transports that we provide nationwide. Failure to comply may lead to a significant penalty or lower levels of reimbursement, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. From time to time, we have taken corrective action to address billing inconsistencies, which we have identified through our periodic internal reviews of billing procedures or which have been brought to our attention through governmental examination of our records and procedures. These matters cover periods prior to and after our acquisition of operations. As part of our commitment to working with those governmental agencies responsible for enforcement of Medicare and Medicaid compliance, we have voluntarily self-disclosed billing issues identified at some of our operations. For example, we self-disclosed Medicare overpayments from 1997 and 1998 in our former Scranton, Pennsylvania operation to the Office of the Inspector General. The billing practices that resulted in the Medicare overpayments were instituted by the former owners of that operation. We discovered the inconsistencies after acquiring the operation and promptly instituted new billing practices. Due to the nature of our business and our participation in the Medicare and Medicaid reimbursement programs, we are routinely subject to regulatory reviews and/or inquiries by governmental agencies. We expect these regulatory agencies to continue their practice of performing periodic reviews related to our industry. We fully cooperate with such federal and state agencies to provide requested information and to incorporate any recommended modifications of our existing compliance programs.

           Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program reimbursements for medical transportation services. In recent years, Congress has consistently attempted to curb federal spending on such programs. In June 1997, the Health Care Financing Administration, now renamed the Centers for Medicare and Medicaid Services, issued proposed rules that would revise Medicare policy on the coverage of medical transportation services. The proposed rules were the result of a mandate under the Balanced Budget Act of 1997 to establish a national fee schedule for payment of medical transportation services that would control increases in expenditures under Part B of the Medicare program, establish definitions for medical transportation services that link payments to the type of services furnished, consider appropriate regional and operational differences and consider adjustments to account for inflation, among other provisions.

           Prior to April 1, 2002, when the national fee schedule began a five-year phase-in, Medicare used a charge-based reimbursement system for medical transportation services and reimbursed 80% of charges determined to be reasonable, subject to the limits fixed for the particular geographic area. The patient was responsible for co-pay amounts, deductibles and the remaining balance if we did not accept the assigned reimbursement, and Medicare required us to expend reasonable efforts to collect the balance. In determining reasonable charges, Medicare considered and applied the lowest of various charge factors, including the actual charge, the customary charge, the prevailing charge in the same locality, the amount of reimbursement for comparable services or the inflation-indexed charge limit.

           On April 1, 2002, the Medicare Ambulance Fee Schedule Final Rule became effective. The Final Rule categorizes seven levels of ground medical transportation services, ranging from basic life support to specialty care transport, and two categories of air medical transportation services. The base rate conversion factor (the rate for BLS non-emergency service, the lowest fee of the seven service levels) for services to Medicare patients was set at $170.54 (which is adjusted each year by the Consumer Price Index, or "CPI") plus separate mileage charges based on specified relative value units for each level of ambulance service. Adjustments also were included to recognize differences in relative practice costs among geographic areas, and higher transportation costs that may be incurred by ambulance providers in rural areas with low population density. The Final Rule requires ambulance providers to accept assignment on Medicare claims, which means a provider must accept Medicare's allowed reimbursement rate as full payment. Medicare reimburses 80% of that rate and the remaining 20% is the responsibility of the patient or their secondary insurance. We cannot balance bill the difference between the Medicare allowable and our customary rate.

           Originally, the Final Rule called for a five-year phase-in period to allow time for providers to adjust to the new payment rates. The national fee schedule was to be phased in at 20 percent increments each year, with payments being made at 100 percent of the national fee schedule in 2006 and thereafter.

           With the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003, modifications were made to the phase-in of the ambulance fee schedule. Effective July 1, 2004, a regional fee schedule component of reimbursement is being phased in with the original national fee schedule. In addition, the new legislation extended the phase-in period to 2010. Under the new rules, the Medicare allowable reimbursement rate will be the greater of (a) the national fee schedule, or (b) a blend of the national fee schedule and the regional fee schedule. For 2004 that blended rate will be 20% of the national fee schedule and 80% of the regional fee schedule. For each succeeding year through 2007, the percentages will increase 20% for the national fee schedule and decrease 20% for the regional fee schedule portions of the blended rate. For 2008 and 2009, the fee schedule will remain at the 2007 mix of 80% national and 20% regional. In addition to the fee schedule phase-in changes, a provision for additional reimbursement for medical transportation services was provided to Medicare patients. Among other relief, the Act provides for a 1% increase in reimbursement for urban transports and a 2% increase for rural transports for the remainder of the original phase-in period of the national ambulance fee schedule, or through 2006. We believe the final impact on our results of operations will be slightly favorable, primarily due to the geographic diversity of our operations.

           Reimbursement by Medicare accounted for 28%, 28%, 28%, 27% and 25% of our domestic net ambulance revenue for the nine months ended March 31, 2005 and 2004 and for fiscal 2004, 2003 and 2002, respectively.

           While we believe that the Medicare Ambulance Fee Schedule will have a positive impact on our medical transportation revenue at incremental and full phase-in periods, these rules could, however, result in contract renegotiations or other actions by us to offset any negative impact at the regional level that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Changes in reimbursement policies, or other governmental action, together with the financial challenges of some private, third-party payers and budget pressures on other payer sources could influence the timing and, potentially, the receipt of payments and reimbursements. A reduction in coverage or reimbursement rates by third-party payers or an increase in our cost structure relative to the rate of increase in the CPI could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Federal False Claims Act

           We are subject to the Federal False Claims Act that imposes civil and criminal liability on individuals or entities that submit false or fraudulent claims for payment to the government. Government agencies continue civil and criminal enforcement efforts in connection with investigations of healthcare companies and their executives and managers, many of which enforcement actions involve the Federal False Claims Act. The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, private parties may initiate "qui tam" whistleblower lawsuits against any person or entity under the False Claims Act in the name of the government and share in the proceeds of the lawsuit.

           The government and a number of courts have taken the position that claims presented in violation of the various statutes, including the federal anti-kickback statute, can be considered a violation of the Federal False Claims Act based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, state whistleblower and false claims provisions. Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

     Federal Anti-Kickback Statute

           We are subject to the federal anti-kickback statute, The anti-kickback statute is broadly worded and prohibits the knowing and willful offering, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a person, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (3) the purchase, lease or order, or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs.

           In addition to a few statutory exceptions, the OIG, has been authorized to publish safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the anti-kickback statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the anti-kickback statute. In order to obtain additional clarification on arrangements that may not be subject to a statutory exception or may not satisfy the criteria of a safe harbor, Congress established a process under the Health Insurance Portability and Accountability Act of 1996 in which parties may seek an advisory opinion from the OIG.

           We and others in the healthcare community have taken advantage of the advisory opinion process, and a number of advisory opinions have addressed issues that pertain to our various operations, such as discounted medical transportation services being provided to skilled nursing facilities, patient co-payment responsibilities and ambulance restocking arrangements. In a number of these advisory opinions the government concluded that such arrangements could be problematic if the requisite intent was present. Although advisory opinions are binding only as to the Department of Health and Human Services (the "HHS") and the requesting party or parties, when new advisory opinions are issued, regardless of the requestor, we review them and their application to our operations as part of our ongoing corporate compliance program and endeavor to make appropriate changes where we perceive the need to do so. See "--Corporate Compliance Program and Corporate Integrity Obligations."

           In light of the breadth of the anti-kickback statute, many of our business arrangements with hospitals and other healthcare entities could be subject to government investigation and prosecution. Noncompliance with the anti-kickback statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

         Other Federal Healthcare Fraud and Abuse Laws

           We are also subject to other federal healthcare fraud and abuse laws. Under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), there are two additional federal crimes that could have an impact on our business: "Healthcare Fraud" and "False Statements Relating to Healthcare Matters." The Healthcare Fraud provision prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payers. A violation is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters provision prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation is a felony and may result in fines and/or imprisonment.

           Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

     Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996

           The Administrative Simplification Provisions of HIPAA required the HHS to adopt standards to protect the privacy and security of health-related information. All healthcare providers were required to be compliant with the new federal privacy requirements enacted by the HHS no later than April 14, 2003. We believe we have taken reasonable measures to comply with these requirements.

           The HIPAA privacy requirements contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by the HIPAA privacy regulations can result in the following civil and criminal penalties: (1) civil money penalties for HIPAA privacy violations are $100 per incident, to a maximum of $25,000, per person, per year, per standard violated; (2) a person who knowingly and in violation of the HIPAA privacy regulations obtains individually identifiable health information or discloses such information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (3) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (4) if the offense is done with the intent to sell, transfer or use individually identifiable health information for commercial advantage, personal gain or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.

           In addition to enacting the foregoing privacy requirements, the HHS issued a final rule creating security requirements for healthcare providers and other covered entities on February 20, 2003. The final security rule requires covered entities to meet specified standards. The security standards contained in the final rule do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require healthcare providers and other covered entities to comply with certain minimum security procedures in order to protect data integrity, confidentiality and availability. We believe we have developed the appropriate policies and procedures to comply with the final security regulations.

           HIPAA also required the HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. We believe we have taken reasonable steps to comply with these standards.

     Fair Debt Collection Practices Act

           Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third-party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. We believe we are in substantial compliance with the Fair Debt Collection Practices Act and comparable state statutes where applicable.

     Occupational Safety and Health Administration

           At the federal level, we are subject to regulations under the Occupational Safety and Health Administration ("OSHA"), designed to protect our employees. We endeavor to protect the health and safety of our employees and we believe we are in compliance with the requirements of the OSHA regulations.

     State Fraud and Abuse Provisions

           We are subject to state fraud and abuse statutes and regulations. Most of the states in which we operate have adopted a form of anti-kickback law, almost all of those states also have adopted self-referral laws and some have adopted separate false claims or insurance fraud provisions. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion, Generally, state laws cover all healthcare services and not just those covered under a federally-funded healthcare program. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

           Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

     Corporate Compliance Program and Corporate Integrity Obligations

           We have developed a program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare entities, to ensure that we maintain high standards of conduct in the operation of our business and to implement policies and procedures so that employees act in compliance with all applicable laws, regulations and company policies. Our program also attempts to monitor compliance with our Corporate Compliance Plan, which details our standards for: (1) business ethics, (2) compliance with applicable federal, state and local laws, (3) business conduct, and (4) quality of service. The Plan's focus is to prevent, detect and mitigate regulatory risks. We attempt to accomplish this mission through:

          o providing guidance, education and proper controls based on the regulatory risks associated with our business model and strategic plan,

          o    resolving regulatory matters, and

          o    enhancing the ethical culture and leadership of the organization.

           We believe our compliance program has been structured in light of the guidance provided by the OIG. The primary recommended standards, all of which we have attempted to implement, include:

          o    formal policies and written procedures,

          o    designation of a Compliance Officer,

          o    education and training programs,

          o    internal monitoring and reviews,

          o    responding appropriately to detected misconduct,

          o    open lines of communication, and

          o    discipline and accountability.

           The compliance program is based on the overall goal of promoting a culture that encourages employees to conduct activities with integrity, dignity and care for those we serve. Notwithstanding the foregoing, we audit compliance with our compliance program on a sample basis. Although such an approach reflects a reasonable and accepted approach in the industry, we cannot assure you that our program will detect and rectify all compliance issues in all markets and for all time periods.

     Other Governmental Regulations

           Our business is also subject to other governmental regulations at the federal, state, local and foreign levels. The federal government recommends standards for ambulance design and construction, medical training curriculum and designation of appropriate trauma facilities, and regulates our radio licenses. Various state agencies may modify these standards or require additional standards.

           Each state where we operate regulates various aspects of its ambulance and fire business. These regulations may vary widely from state to state. State requirements govern the licensing or certification of ambulance service providers, training and certification of medical personnel, the scope of services that may be provided by medical personnel, staffing requirements, medical control, medical procedures, communication systems, vehicles and equipment. State or local government regulations or administrative policies regulate rate structures in certain states in which we conduct ambulance operations. The process of determining rates includes cost reviews, analyses of levels of reimbursement from all sources and determination of reasonable profits. In certain service areas in which we are the exclusive provider of services, the municipality or fire district sets the rates for emergency medical transportation services pursuant to a master contract as well as establishes the rates for general medical transportation services that we are permitted to charge.

           Applicable federal, state and local laws and regulations are subject to change. We believe that we currently are in substantial compliance with applicable regulatory requirements. These regulatory requirements, however, may require us in the future to increase our capital and operating expenditures in order to maintain current operations or initiate new operations. See "Risk Factors--State and local governments regulate our rate structures and may limit our ability to increase our rates or maintain a satisfactory rate structure," "-- Our business is subject to laws, rules and regulations," "--Our business is subject to substantial federal regulations" and "--HIPAA regulations could have a material adverse effect on our business."

                              SELLING STOCKHOLDERS

           In connection with amendments to our prior credit facilities, we issued 211,549 Series B Shares and 283,979 Series C Shares to certain of our lenders. On June 30, 2004, we settled the Series B Shares and Series C Shares through the issuance of 4,955,278 shares of common stock and granted the holders of such shares of common stock certain registration rights. Pursuant to such registration rights, the holders are entitled to request the registration of the shares of common stock for public resale upon providing a request from the holders of at least 20% of the common stock that was issued upon settlement of the Series B Shares and the Series C Shares. On September 10, 2004, we received written notice from the holders of at least 20% of the outstanding common stock that was issued upon settlement of the Series B Shares and Series C Shares requesting the registration of such shares.

           We have filed a registration statement with the SEC, of which this prospectus forms a part, to register the shares of common stock listed below held by the holders of the common stock that were issued in the settlement of the Series B Shares and Series C Shares. As of the close of business on June 7, 2005, we had outstanding an aggregate of 23,438,310 shares of common stock, and any shares sold pursuant to this prospectus will not affect the number of our outstanding shares.

           The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of June 7, 2005, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling stockholders will beneficially own assuming that the selling stockholders sell all of the shares of common stock covered by this prospectus. The amounts and information set forth below are based upon information provided to us by representatives of the selling stockholders as of June 7, 2005, our records and the filings of the selling stockholders with the SEC as of June 7, 2005. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after June 7, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each selling stockholder's percentage of ownership before and after the sale of all shares of common stock covered by this prospectus is based on 23,438,310 shares of common stock outstanding as of June 7, 2005.


------------------------------------ --------------------------------- ---------------- ------------------------------
                                     Shares Beneficially Owned Prior   Amount Offered     Shares Beneficially Owned
                                             to the Offering                                 After the Offering
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
Selling Stockholder (1)                  Shares             %             Shares          Shares            %
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
Tennenbaum Capital Partners, LLC,
SVIM/MSM II, LLC and Tennenbaum &
Co. LLC, Michael E. Tennenbaum (2)     2,204,813           9.4           2,204,813             --             --
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
Cerberus Partners, L.P.                  711,391           3.0             711,391             --             --
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
GE Capital CFE, Inc                      346,098           1.5             346,098             --             --
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------
Pam Capital Ltd.                         225,437           1.0             225,437             --             --
------------------------------------ ----------------- --------------- ---------------- -------------- ---------------

______________

1 Other than as described in this prospectus, the selling stockholders have not held any office or position or, to our knowledge, had any material relationship with us or our affiliates within the past three years.

2 Includes 747,188 shares owned by Special Value Absolute Return Fund, LLC, and 1,457,625 shares owned by Special Value Bond Fund II, LLC, each affiliates of Tennenbaum Capital Partners, LLC, SVIM/MSM II, LLC and Tennenbaum & Co. LLC, Michael E. Tennenbaum.

                          DESCRIPTION OF CAPITAL STOCK

           Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. At June 7, 2005, there were outstanding 23,438,310 shares of common stock held by approximately 1,350 holders of record and, no shares of preferred stock were outstanding. The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of our certificate of incorporation and bylaws, which are filed as an exhibit to this registration statement of which this prospectus is a part.

COMMON STOCK

           Subject to the rights of the holders of preferred stock then outstanding, holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock will be entitled to receive such dividends, if any, as may be declared by our Board of Directors in its discretion out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution, after payment of all debts and other liabilities, and subject to the prior rights of holders of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

PREFERRED STOCK

           Our charter authorizes the issuance of 2,000,000 shares of preferred stock. Currently, 15,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock in connection with the adoption of our Shareholder Rights Plan described below. Our authorized but unissued preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law and by our charter, the Board of Directors, without further approval of the stockholders, has the authority to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges, and restrictions applicable to each such series of preferred stock. While providing flexibility in connection with possible financings, acquisitions, and other corporate purposes, the issuance of preferred stock, among other things, could adversely affect the voting power of the holders of our common stock and, under certain circumstances, be used as a means of discouraging, delaying, or preventing certain business combinations with us. Any preferred stock converted, redeemed, exchanged or otherwise acquired by us will, upon cancellation, have the status of authorized but unissued preferred stock undesignated as to series subject to reissuance by our Board of Directors. Other than the Shareholder Rights Plan, there currently are no outstanding shares of preferred stock or any commitments or options or other rights currently outstanding for the issuance of preferred stock. Presently, we do not have any plan to issue shares of our preferred stock, although we continue to evaluate capital restructuring alternatives, which may result in the issuance of preferred stock or common stock.

SHAREHOLDER RIGHTS PLAN

           We have adopted a Shareholder Rights Plan pursuant to which we issued one preferred stock purchase right, or a Right, for each outstanding share of common stock. Our Shareholder Rights Plan is designed to protect our company and our stockholders against unfair or coercive takeover tactics. It accomplishes this goal by making it more costly and thus more difficult to gain control of us without the consent of our Board of Directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

           Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a cash exercise price of $145 (subject to certain antidilution adjustments). The Rights will expire 10 years after issuance, and will be exercisable only if a person or group becomes the beneficial owner of 15% or more of our common stock (such person or group, a "15% holder") or commences a tender or exchange offer which would result in the offeror beneficially owning 15% or more of our common stock. If the Rights become exercisable, each Right, unless redeemed by us, entitles the holder to purchase an amount of our common stock or in certain circumstances a combination of securities and/or assets or the common stock of the acquiror, having a market value of twice the then effective exercise price.

           The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. We may redeem the Rights at $.01 per Right prior to the tenth day (as such period may be extended) after the public announcement of the existence of a 15% holder.

DELAWARE ANTI-TAKEOVER LAW

           We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

          o Prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved the transaction;

          o the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

          o the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination.

           A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates or associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

           Our certificate of incorporation and bylaws contain a number of other provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board. These provisions also are intended to help ensure that the board, if confronted by an unsolicited proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. The following is a summary of such provisions included in our certificate of incorporation and by-laws:

          o    a classified Board of Directors;

          o the authority of the Board of Directors to fill vacancies on the Board of Directors;

          o the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine;

          o notice requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings;

          o a provision that special meetings of the stockholders may be called only by the Chairman of the Board or the Board of Directors;

          o a prohibition on stockholder action by written consent except with respect to actions to which the Board of Directors has granted its prior approval and consent;

          o a fair price provision, which is intended to ensure that stockholders receive fair consideration for shares sold at all stages of takeovers or attempted takeovers of our company;

          o the authority of the Board of Directors to consider certain factors including, without limitation, the potential impact on our employees and our other constituents and the communities in which we operate when evaluating certain matters such as tender offers, merger proposals or sales of our property or assets; and

          o the requirement that certain "anti-takeover" provisions in the certificate of incorporation and bylaws may be amended only by super majority vote.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Our certificate of incorporation, as amended, provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction, or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have entered into agreements with our directors and officers that also provide for such indemnification and expenses and liability reimbursement. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers.

TRANSFER AGENT AND REGISTRAR

           The Transfer Agent and Registrar for our common stock is Computershare Trust Company.

                              PLAN OF DISTRIBUTION

           The selling stockholders may resell or redistribute the shares of common stock offered hereby from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling stockholders" in this prospectus. Selling stockholders may sell the shares by one or more of the following methods, without limitation:

          o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

          o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares are listed;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are listed or to or through a market maker other than on that stock exchange;

          o    privately negotiated transactions, directly or through agents;

          o    short sales;

          o through the writing of options on the shares, whether or not the options are listed on an options exchange;

          o through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

          o    one or more underwritten offerings;

          o agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the shares at a stipulated price per share; and

          o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

           The selling stockholders may also transfer the securities by gift. We do not know of any current arrangements by the selling stockholders for the sale or distribution of any of the securities.

           The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

           From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

           The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

           A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

           The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

           We have agreed to indemnify the selling stockholders and their respective officers and directors, and any underwriter who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws. The selling stockholders have agreed to indemnify us, the other selling stockholders, us, and any underwriter who participates in the offering of the securities, against specified liabilities arising from information provided by the selling stockholder for use in this prospectus, including liabilities under the federal securities laws. In each case, indemnification includes each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws.

           The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of the securities or such time when all of the securities offered by this prospectus may be sold pursuant to Rule 144 under the Securities Act. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of a single counsel for the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

           We will not receive any proceeds from sales of any securities by the selling stockholders.

           We can not assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

           We will supply the selling stockholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424(b) under the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

          o    the aggregate number of shares to be sold;

          o    the purchase price;

          o    the public offering price;

          o if applicable, the names of any underwriter, agent or broker-dealer; and

          o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

           If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                                  LEGAL MATTERS

           Weil, Gotshal & Manges LLP, New York has passed upon the validity of the shares of common stock on our behalf.

                                     EXPERTS

           The financial statements incorporated in this prospectus by reference to Rural/Metro Corporation's Current Report on Form 8-K dated February 14, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

================================================================================


                         [Rural/Metor Corporation logo]

                        3,487,739 Shares of Common Stock

                                ----------------
                                   PROSPECTUS
                                ----------------

                                  ______, 2005









================================================================================

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses expected to be paid by the Registrant in connection with the distribution of the common stock registered hereby:

Nature of Expense                          Amount(+)
-----------------                          ---------

SEC Registration Fee                     $   3,193.74
Accounting Fees and Expenses             $  15,000.00
Legal Fees and Expenses                  $  15,000.00
Miscellaneous                            $   7,000.00

TOTAL                                    $  40,193.74

+ The amounts set forth above, except for the SEC registration fee, are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under specific circumstances and subject to specific limitations. Rural/Metro's certificate of incorporation, as amended, and restated bylaws provide that Rural/Metro shall indemnify its directors and officers to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Rural/Metro has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections. The indemnity agreements provide that directors will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding as directors or executive officers of Rural/Metro, including any action on account of their services as executive officers or directors of any other company or enterprise when they are serving in such capacities at the request of Rural/Metro, and including any action by or in the right of Rural/Metro. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party. Rural/Metro must pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee no later than 10 days after receipt of an undertaking by or on behalf of the indemnitee, to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Rural/Metro. The indemnity agreements also provide the indemnitee with remedies in the event that Rural/Metro does not fulfill its obligations under the indemnity agreements.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. Rural/Metro's restated certificate of incorporation provides for that limitation of liability.

Policies of insurance are maintained by Rural/Metro under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In connection with amendments to our prior credit facilities, we issued 211,549 Series B Shares and 283,979 Series C Shares to certain of our lenders. The Series B Shares and Series C Shares could be settled, at Rural/Metro's election, into shares of common stock of Rural/Metro.

As a sufficient number of common shares were not available to permit settlement, Rural/Metro sought and obtained stockholder approval at its Annual Meeting of Stockholders held on June 10, 2004 to amend its certificate of incorporation to authorize additional shares of common stock. The amendment increased Rural/Metro's authorized shares of common stock from 23,000,000 to 40,000,000.

On June 30, 2004, Rural/Metro settled the Series B Shares and Series C Shares through the issuance of 4,955,278 shares of common stock. Due to the settlement of the Series B and Series C Shares, as of June 30, 2004 there are currently no Series B or Series C Shares outstanding, and the related rights and privileges associated with the Series B Shares and Series C Shares expired upon the settlement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

    Exhibit No.                 Description of Exhibit
    -----------                 ----------------------

       4.1 Specimen Certificate representing shares of Common Stock, par value $.01 per share (1)

       4.2 Registration Rights Agreement dated as of September 30, 2002 by and among the Registrant, Special Value Bond Fund II, LLC, GE Capital CFE, Inc., Continental Casualty Company, Cerberus Partners, L.P., Pamco Cayman Ltd., and Pam Capital Funding LP (2)

       4.2(a) Amendment dated as of September 26, 2003 to the Registration Rights Agreement dated as of September 30, 2002, by and among the Registrant, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP (3)

       4.3 Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995; as amended by the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Secretary of State of Delaware on August 23, 1995; as amended by the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware on September 26, 2002; as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003; as amended by that Certificate of Amendment filed with the Secretary of State of Delaware on June 15, 2004 (4)

       4.4(a) Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent (5)

       4.4(b) Amendment No. 1 dated as of October 30, 2002 to the Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent (6)

       4.4(c) Amendment No. 2 dated as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Registrant and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent (3)

       4.5          Amended and Restated Bylaws of the Registrant (1)

       5.1 Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities*

       23.1         Consent of PricewaterhouseCoopers LLP*

       23.2         Consent of Weil, Gotshal & Manges, LLP (included in Exhibit
                    5.1 hereto)*

       24.1         Powers of Attorney (included in the signature pages)**


_________________

*    Filed herewith.

**   Previously filed.

+    Management contracts or compensatory plan or arrangement.

(1) Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-63448) filed May 27, 1993 and declared effective July 15, 1993.

(2) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on October 16, 2002.

(3) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on October 3, 2003.

(4) Incorporated by reference to the Registrant's Form 10-K Annual Report for the year ended June 30, 2004 filed with the Commission on September 28, 2004.

(5) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on or about August 28, 1995.

(6) Incorporated by reference to the Registrant's Form 10-Q filed with the Commission on February 14, 2003.

(b)  Financial Statement Schedules.

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements or in the Notes thereto.

ITEM 17.  UNDERTAKINGS

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on June 9, 2005.

                                    RURAL/METRO CORPORATION

                                    By:  /s/ Jack E. Brucker
                                         ---------------------------------------
                                         Jack E. Brucker
                                         President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                        Title                                         Date
                  ---------                                        -----                                         ----

/s/ Cor J. Clement                                Chairman of the Board of Directors                         June 9, 2005
----------------------------------------------
Cor J. Clement

/s/ Louis G. Jekel                                Vice Chairman of the Board of Directors                    June 9, 2005
----------------------------------------------
Louis G. Jekel

/s/ Jack E. Brucker                               President, Chief Executive                                 June 9, 2005
----------------------------------------------    Officer and Director
Jack E. Brucker                                   (Principal Executive Officer)

/s/ Michael S. Zarriello                          Senior Vice President, Secretary and                       June 9, 2005
----------------------------------------------    Chief Financial Officer
Michael S. Zarriello                              (Principal Financial Officer)

/s/ Matthew J. Majoros                            Managing Director of Finance and                           June 9, 2005
----------------------------------------------    Accounting and Corporate Controller
Matthew J. Majoros                                (Principal Accounting Officer)

/s/ Mary Anne Carpenter                           Director                                                   June 9, 2005
----------------------------------------------
Mary Anne Carpenter

/s/ William C. Turner                             Director                                                   June 9, 2005
----------------------------------------------
William C. Turner

/s/ Henry G. Walker                               Director                                                   June 9, 2005
----------------------------------------------
Henry G. Walker

/s/ Robert E. Wilson                              Director                                                   June 9, 2005
----------------------------------------------
Robert E. Wilson

                                INDEX TO EXHIBITS

    Exhibit No.             Description of Exhibit
    -----------             ----------------------

       4.1 Specimen Certificate representing shares of Common Stock, par value $.01 per share (1)

       4.2 Registration Rights Agreement dated as of September 30, 2002 by and among the Registrant, Special Value Bond Fund II, LLC, GE Capital CFE, Inc., Continental Casualty Company, Cerberus Partners, L.P., Pamco Cayman Ltd., and Pam Capital Funding LP (2)

       4.2(a) Amendment dated as of September 26, 2003 to the Registration Rights Agreement dated as of September 30, 2002, by and among the Registrant, Tennenbaum & Co., LLC, General Electric Capital Corporation, Highland Crusader Offshore Partners, L.P., Cerberus Partners, L.P., and Pam Capital Funding LP (3)

       4.3 Second Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on January 18, 1995; as amended by the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Secretary of State of Delaware on August 23, 1995; as amended by the Certificate of Designation, Preferences, and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware on September 26, 2002; as amended by the Certificate of Designation, Preferences, and Rights of Series C Preferred Stock filed with the Secretary of State of Delaware on September 26, 2003; as amended by that Certificate of Amendment filed with the Secretary of State of Delaware on June 15, 2004 (4)


       4.4(a) Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent (5)

       4.4(b) Amendment No. 1 dated as of October 30, 2002 to the Rights Agreement dated as of August 23, 1995 between the Registrant and American Securities Transfer, Inc., the Rights Agent (6)

       4.4(c) Amendment No. 2 dated as of September 26, 2003 to the Rights Agreement dated as of August 23, 1995 between the Registrant and Computershare Trust Company, Inc. (successor to American Securities Transfer, Inc.), the Rights Agent (3)

       4.5          Amended and Restated Bylaws of the Registrant (1)

       5.1 Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities *

       23.1         Consent of PricewaterhouseCoopers LLP*

       23.2         Consent of Weil, Gotshal & Manges, LLP (included in Exhibit
                    5.1 hereto)*

       24.1         Powers of Attorney (included in the signature pages)**


*    Filed herewith.

**   Previously filed.

+    Management contracts or compensatory plan or arrangement.

1) Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-63448) filed May 27, 1993 and declared effective July 15, 1993.

2) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on October 16, 2002.

3) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on October 3, 2003.

4) incorporated by reference to the Registrant's Form 10-K Annual Report for the year ended June 30, 2004 filed with the Commission on September 28, 2004.

5) Incorporated by reference to the Registrant's Form 8-K Current Report filed with the Commission on or about August 28, 1995.

6) Incorporated by reference to the Registrant's Form 10-Q filed with the Commission on February 14, 2003.